UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under § 240.14a-12
Assurant, Inc.
(Name of Registrant as Specified In Its Charter)

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March 22, 2022

Dear Fellow Stockholder:

Our core values of common sense, common decency, uncommon thinking, and uncommon results guided us through another successful year, while navigating the ongoing challenges of the COVID-19 pandemic. The Board of Directors and Management Committee of Assurant collaborate closely to ensure that the Company meets its commitments to our stakeholders, including our employees, customers, the communities in which we operate, and of course, our stockholders.
2021 was an important year for the Company. We remained committed to safeguarding and supporting our employees. Their dedication, flexibility and resilience throughout this time ensured that we continued to provide exceptional support to our customers and communities. With that in mind, we have introduced new ways of working, as well as new ways of staying connected to each other and our customers. 2021 was also a year of innovation, with investments in strategic opportunities for long-term growth. We marked the fifth consecutive year of profitable growth and we completed another key milestone with the sale of our pre-funded funeral insurance business in August 2021.
Additionally, through internal promotion, we seamlessly transitioned the roles of President and Chief Executive Officer of the Company to Keith Demmings from Alan Colberg. Keith also became a director of the Company following Alan’s retirement. We would like to thank Alan for his years of service and valuable contributions to the Company since 2011.
With Keith’s addition to the Board, our directors bring a strong, diverse mix of executive leadership, industry, financial and global experience, as well as technology and consumer expertise, that align with Assurant’s strategic vision. Our highly experienced directors provide critical insights on important issues facing our businesses, employees and our customers today. We believe the Board’s diversity of race, ethnicity, gender, age, experiences, perspectives and skills contributes to its effectiveness in overseeing risk and providing strategic guidance that positions Assurant for long-term success and value creation in a dynamic environment. We are proud that half of our exceptional Board is gender, racially or ethnically diverse.
Our Management Committee, including the newest members, reflects an increased representation of diversity and a wealth of global and industry experience to drive the Company’s business growth and innovation strategy to deliver outperformance.
In 2021, we continued our stockholder engagement program. Through this outreach, we spoke with holders of approximately 30% of our outstanding common shares across a broad spectrum of matters facing the Company, including our evolving strategy, management succession, executive compensation and ESG practices. Keith Demmings also directly spoke with our stockholders about his upcoming transition. We highlighted advancements in our ESG efforts related to talent, products and climate, including our continued commitment to diversity, equity and inclusion, as well as further integrating our sustainability in our product offerings and critical steps taken to set a long-term, science-based carbon emissions reduction goal. We look forward to continuing this important dialogue with our investors in 2022.

i	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

We invite you to attend the Annual Meeting of Stockholders of Assurant, Inc. to be held virtually on May 12, 2022 at 8:00 a.m. Eastern Time. At the Annual Meeting, you will be asked to elect directors; ratify the appointment of the Company’s independent registered public accounting firm; and cast an advisory say-on-pay vote approving the compensation of the Company’s named executive officers for 2021. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by using one of the methods described herein.
Thank you for your continued confidence and support.
Sincerely,

Elaine D. Rosen Non-Executive Chair of the Board Assurant, Inc.	Keith W. Demmings President, Chief Executive Officer and Director Assurant, Inc.

ii	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Notice of 2022 Annual Meeting of Stockholders

May 12, 2022, 8:00 a.m. Eastern Time

Virtual Meeting Website: www.virtualshareholdermeeting.com/AIZ2022

•To elect twelve directors named in the accompanying proxy statement to our Board of Directors to serve until the 2023 Annual Meeting of Stockholders;
•To ratify the appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for the year ending December 31, 2022;
•To cast an advisory say-on-pay vote approving the compensation of the Company’s named executive officers for 2021; and
•To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Holders of record of the Company’s common stock at the close of business on March 14, 2022 are entitled to receive this notice and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we hope that you will read this proxy statement and submit your vote via the Internet, by telephone, or by requesting a printed copy of the proxy materials and completing, signing and returning the proxy card as instructed.
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2022 for shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2022 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

iii	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

We are taking advantage of the “Notice and Access” rule of the U.S. Securities and Exchange Commission (the “SEC”) that permits companies to provide proxy materials to their stockholders via the Internet, unless they request printed copies of such materials. Electronic delivery allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials. Instructions are provided in our communications to you about how to access the materials and vote. On or about March 22, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials to certain of our stockholders informing them that our proxy statement, 2021 annual report to stockholders and voting instructions are available on the Internet as of such date and will provide a printed or emailed copy of our proxy materials to those stockholders who requested delivery by such methods.

Thank you for your interest in and consideration of the proposals listed above.

By Order of the Board of Directors,
Mariana Wisk
Senior Vice President and Corporate Secretary
March 22, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 12, 2022
The Assurant Proxy Statement and Annual Report are available at
www.proxyvote.com

You will need your 12-digit control number, listed on the Notice, to access these materials and to vote.

EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE PROMPTLY SUBMIT YOUR VOTE VIA THE INTERNET, BY MAIL OR BY TELEPHONE, AS EXPLAINED ABOVE.

iv	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Summary Information
Provided below is a summary of certain information contained in this proxy statement. Before casting your vote, please refer to the complete proxy statement and the 2021 annual report to stockholders.
Matters to be Voted On

Proposals	Board Recommendation	Page

Election of 12 Director Nominees	FOR	13

Ratification of Appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for 2022	FOR	22

Advisory Approval of 2021 Compensation of Named Executive Officers	FOR	23

2021 Highlights
Assurant, Inc. (“Assurant” or the “Company”) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Assurant partners with leading brands to develop innovative products and services and to deliver an enhanced customer experience. Assurant operates in North America, Latin America, Europe and Asia Pacific through two operating segments: Global Lifestyle and Global Housing. Our vision is to be the premier provider of lifestyle and housing solutions globally to empower leading brands to connect, protect and support the connected lifestyle of consumers.

In May 2021, the Company announced the appointment of Keith Demmings as President, and he was named to succeed as Chief Executive Officer effective January 1, 2022. Mr. Demmings also joined the Board of Directors on January 1, 2022. Mr. Demmings has had a distinguished career at the Company for over two decades, having held significant leadership roles with increasing levels of responsibility across the Company’s global enterprise, including President of Global Lifestyle, which includes the Company’s global operations and which has grown significantly under his leadership to become Assurant’s largest business segment.

In August 2021, as part of the Company’s strategic plan to sharpen its focus on its lifestyle and global housing businesses, we completed the sale of the legal entities which comprise the businesses previously reported as the Global Preneed segment and certain businesses previously disposed of through reinsurance (collectively, “Global Preneed”) to subsidiaries of CUNA Mutual Group (“CUNA”) for an aggregate purchase price at closing of $1.34 billion in cash.
Our business model now represents a group of leading, service-oriented businesses supporting the needs of the connected lifestyle of consumers – together they have and are expected to continue to drive profitable growth and strong returns. In 2021, Global Lifestyle saw growth from Connected Living and Global Automotive, including the positive impacts from recent acquisitions. Within Connected Living, our ability to introduce value-added services and capabilities, including mobile service delivery operations and, most recently, in-store repair capabilities, has allowed us to strengthen our competitive position and further differentiate our offerings. Our trade-in and upgrade programs, including from the acquisition of Hyla Mobile, Inc., drove strong performance in 2021. Global Automotive also saw significant growth, as we benefited from increased scale through alignment with expanded and new client relationships globally and our ability to support customers through digital channels. Within Global Housing, Multifamily Housing continued to expand client relationships, while investing in technology and digital initiatives to support future growth. In Lender-placed Insurance, we also renewed multiple clients, while adding more clients, and continued to make investments in operations. Throughout the year, critical investments continued to

v	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

drive growth and differentiate the customer experience across our businesses. Just as important, we have made investments to support our people through the COVID-19 pandemic and enable long-term, flexible work arrangements, as we continued to make progress on sustainability and talent initiatives.

We successfully delivered earnings growth in 2021. Net income attributable to common stockholders and net income attributable to common stockholders per diluted share increased 18% and 24%, respectively, in 2021, primarily due to higher net realized gains on investments, compared to net losses in the prior year period, as well as growth in Global Lifestyle. We grew net operating income, excluding reportable catastrophes,1 and net operating income, excluding reportable catastrophes, per diluted share1 by 11% and 14%, respectively, in 2021, primarily due to growth across all lines of business within Global Lifestyle, a lower Corporate and Other loss and the absence of preferred dividends, partially offset by lower results in Global Housing. Throughout the year, we undertook capital initiatives to drive stockholder value. In 2021, we returned approximately $1.0 billion to stockholders through share repurchases and common and preferred stock dividends,2 including approximately 60% of the $900.0 million of Global Preneed net proceeds that we previously announced we intend to return to shareholders through share repurchases within one year of closing. We also refinanced our debt at lower interest rates.

[1] Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

2 In March 2021, each outstanding share of mandatory convertible preferred stock converted automatically into 0.9405 shares of common stock, or 2,703,911 shares of common stock in total plus an immaterial amount of cash in lieu of fractional shares. We paid preferred stock dividends of $4.7 million and $18.7 million in 2021 and 2020, respectively.

vi	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

2021 Financial Highlights[1]
Total net earned premiums, fees and other income from the Global Housing and Global Lifestyle segments of $9.74 billion
Net income attributable to common stockholders of $613.5 million and net operating income (“NOI”), excluding reportable catastrophes, of $672.0 million
Net income attributable to common stockholders per diluted share of $10.20 and NOI per diluted share (“NOI EPS”), excluding reportable catastrophes, of $11.26
Total stockholder return was 16.46%[2]

[1] Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

[2] Total stockholder return is based on stock price plus reinvestment of dividends. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Stock Performance Graph” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Strong Balance Sheet and Disciplined Capital Management
In 2021, Assurant:
Returned approximately $1 billion to stockholders through share repurchases and common and preferred stock dividends
Repurchased shares at a cost of approximately $844 million
Increased the quarterly common stock dividend in November by 3% to $0.68 per share
Refinanced $350 million of debt at a lower interest rate
Ended the year with $1.05 billion of holding company liquidity and $827 million of deployable capital, primarily reflecting the remaining proceeds from the sale of Global Preneed
Maintained investment grade debt ratings and, as of December 31, 2021, an overall leverage ratio of 28.6%

vii	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Environmental, Social and Governance (ESG) Highlights
In 2021, Assurant:
Set a minimum starting wage of $15 per hour in the U.S. to support the financial well-being of our employees and ensure our wages are competitive.
Implemented a new enterprise-wide listening program designed to expand opportunities for anonymous, real-time feedback between managers and employees.
Focused on inclusion through global programming that spotlights the experiences of underrepresented groups and through the formation of Employee Resources Groups.

Implemented changes to our Total Rewards programs in direct response to employee feedback to further support affordability, expand family-friendly benefits and help employees get the most value from their coverage.

Demonstrated our commitment to transparency publishing Assurant’s Consolidated 2020 U.S. Employer Information Report (EEO-1), reflecting gender and racial/ethnicity by job category of U.S.-based employees.

Expanded Assurant’s Supplier Diversity Program with approximately $67 million in Tier 1 certified diverse supplier spend with 215 diverse suppliers.

Established Assurant Responsible Investing Commitment for Assurant’s investment portfolio to further incorporate relevant ESG factors into the analysis of the long-term performance outlook and value of our investments, including restricting new investments across certain sectors that are inconsistent with Assurant’s values.

For additional information about the Company’s ESG initiatives, please see “Social Responsibility” beginning on page 35.

viii	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance Highlights

Assurant is committed to strong corporate governance practices. Highlights of the Company’s Board of Directors and corporate governance practices include:

Board of Directors
Independent Board Chair and independent Board (except for CEO), with 100% independent Board committees
Annual election of directors
Majority vote and director resignation policy for directors
Annual Board and Committee self-evaluations with third-party facilitation, including individual director evaluations from time to time
Limits on public company board and audit committee service
Board oversight of ESG strategy, initiatives and policies
Regular executive sessions of independent directors, generally at each Board and Committee meeting
Board skills and experience have continued to evolve with strategy, with continued focus on diversity
Appropriate mix of director diversity and tenure, with four diverse directors holding Board Chair and Committee Chair roles
Ongoing Board refreshment with five new independent directors added in the last five years

Stockholder Rights and Stockholder Engagement
No supermajority voting provisions
Proxy access rights for stockholders
No stockholder rights plan
Regular stockholder engagement

ix	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Compensation Highlights
Assurant’s executive compensation programs are aligned with the Company’s strategic and financial objectives and are designed to link the interests of our named executive officers (“NEOs”) with those of our stockholders by directly tying a majority of our NEO compensation with the Company’s stock price performance and financial performance. Highlights of the Company’s executive compensation programs include:

Continuing Pay for Performance Commitment
A significant portion of short- and long-term executive compensation is directly tied to the Company’s overall performance and profitable growth; in 2021, 88% of the CEO’s and 80% of the NEOs’ average target compensation was variable
The performance stock unit (“PSU”) component of the Company’s long-term incentive award represented 75% of the overall incentive compensation opportunity for NEOs and the restricted stock unit (“RSU”) component represented 25% of this opportunity
Maximum payout under the Company’s incentive compensation plans is capped at 200% of each executive officer’s target opportunity
There is no payout under the Company’s incentive compensation plans if performance does not meet a minimum performance level

Strong Executive Compensation Governance
A clawback policy applies to current and former executive officers in the event of financial statement restatement and specified personal misconduct
There are robust stock ownership guidelines for executive officers and directors
Officers and directors are prohibited from hedging and pledging of Company securities
No dividend equivalents are paid on unvested PSUs
Executive officer change of control agreements contain a “double trigger” and no excise tax gross-ups

Equity Plan Features
No single trigger change of control vesting
No tax gross-ups
Awards are subject to both minimum vesting requirements and the Company’s clawback policy
No liberal share recycling on stock options and stock appreciation rights (“SAR”)
No stock option and SAR repricing in the event such awards are granted

Support for Executive Compensation
Strong support for our executive compensation programs with approximately 94% of votes cast approving our advisory say-on-pay resolution over the past seven years including in 2021
Regular stockholder engagement includes discussion regarding executive compensation

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xi	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

xii	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Proposals Requiring Your Vote
Proposal One - Election of Directors
We have 12 directors nominated for election to serve until the 2023 Annual Meeting or until their respective successors have been elected and qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board to replace that nominee or the Board may reduce its size. Proxies cannot be voted for a greater number of persons than the 12 nominees.
The following biographies summarize the director nominees’ tenure on the Assurant Board, business experience, other board positions held during the last five years and the particular experience and skills that led the Board to conclude that they should serve as directors. We have also included a chart that summarizes the skills and experience of each director, as well as demographic information.
The experience and skills we believe are important for our Board to have include:

Corporate Governance.  Directors with corporate governance experience support our goals of strong Board and management accountability, transparency and protection of stockholder interests over the long term.

Finance, Accounting and Financial Reporting.  Our Board values directors with an understanding of finance, financial reporting processes and accounting practices, given the importance of accurate financial reporting and strong internal controls, as well as experience with capital markets.

Industry Experience.  Directors with relevant industry experience, including insurance and industries supporting consumers’ connected lifestyle, such as mobile, auto and global supply chain, offer a valuable perspective when reviewing our strategy and business.

Global. Our Company is a global organization. Directors with a broad global background and experience provide useful strategic, business and cultural perspectives.
Risk Management. Directors with risk management experience are critical to the Board’s role in overseeing the risks facing the Company.

Leadership.  Directors who have served in relevant executive leadership positions bring a unique experience and perspective. We seek directors who have demonstrated expertise in strategy, operations and talent management.

Consumer Focus. Directors with consumer expertise are important as the Company leverages consumer insights to introduce new and innovative products and services that meet consumers’ evolving needs.
Technology. Directors with experience in technology, including digital and cybersecurity expertise, are critical to the Company and its focus on customer experience.

13	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

The following persons have been nominated to serve as directors of Assurant until the 2023 Annual Meeting:

Elaine D. Rosen Non-Executive Chair of the Board: Since November 2010 Director: Since February 2009 Age: 69 Board Committees: None Other Public Company Boards: Kforce Inc. (since 2003)

Ms. Rosen served as Executive Vice President of UNUM/Provident Corporation from 1999 to 2001 and as President of UNUM Life Insurance Company of America from 1997 to 1999 after serving in various positions at the company since 1975. Ms. Rosen currently chairs the Compensation Committee at Kforce Inc., and serves on its Nomination and Corporate Governance Committees. She serves on the Board of Directors of Preble Street, a collaborative for the homeless and low income community in Portland, Maine. She also serves as a founding trustee and a member of the Executive Committee of the Foundation for Maine’s Community Colleges. From January 2007 to March 2022, Ms. Rosen served as the Board Chair of The Kresge Foundation, and in June 2022, she will retire from its Board of Trustees after 18 years of service.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership

Paget L. Alves

Director:   Since November 2019
Age:   67

Board Committees: Finance and Risk, Information Technology
Other Public Company Boards:   Yum! Brands, Inc. (since 2016); Synchrony Financial (since 2015); and International Game Technology PLC (prior to its 2015 merger, its predecessor, International Game Technology since 2010) (2010-2020)

Mr. Alves served as Chief Sales Officer of Sprint Corporation from January 2012 to September 2013, after serving as President of the company’s Business Markets Group from 2009 to 2012. Prior to that role, Mr. Alves held various senior executive positions at Sprint Corporation, including President, Sales and Distribution, Senior Vice President, Enterprise Markets and President, Strategic Markets. From 2002 to 2003, he served as President and Chief Operating Officer of Centennial Communications Corp., and from 2000 to 2001, he served as President and Chief Executive Officer of PointOne Telecommunications Inc. Mr. Alves currently chairs the Audit Committee of Yum! Brands, Inc. and serves on the Audit and Technology Committees of Synchrony Financial. Mr. Alves previously served on the board of directors of International Game Technology PLC and was a member of its Audit and Compensation Committees.

. Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership •Consumer Focus •Technology

J. Braxton Carter Director: Since July 2020 Age: 63 Board Committees: Audit, Compensation Other Public Company Boards: DigitalBridge Group, Inc. (f/k/a Colony Capital, Inc.) (since 2021)
Until his retirement in July 2020, Mr. Carter served as Executive Vice President and Chief Financial Officer of T-Mobile US, Inc. (TMUS), where he led the financial organization for nearly a decade. During that time, he also served on the TMUS Information Technology (IT) Steering Committee. He was previously Chief Financial Officer and Vice Chairman for MetroPCS Communications, Inc., until its acquisition by T-Mobile in 2013, where he also oversaw the IT operations. Prior to that, Mr. Carter held senior finance leadership roles at PrimeCo Personal Communications, L.P. (now Verizon Wireless Inc.) and Neostar Retail Group, Inc. (now GameStop Corporation). Mr. Carter is a Certified Public Accountant and currently serves as Chairman of the Audit Committee of DigitalBridge Group, Inc. and as a member of its Compensation Committee. Mr. Carter also serves as a Senior Adviser for Deutsche Telekom Capital Partners and on the Board of Advisors for Tap Advisors.

Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership •Consumer Focus •Technology
Juan N. Cento Director: Since May 2006 Age: 70 Board Committees: Compensation, Nominating and Corporate Governance Other Public Company Boards: None

Mr. Cento served as Regional President of the Latin America and Caribbean Division of FedEx Express, headquartered in Miami, Florida, until his retirement in 2021. He has more than 40 years of experience in the air cargo and express transportation industry. He previously worked with Flying Tigers Line, Inc. and transitioned to FedEx in 1989 when the two companies were combined. Mr. Cento serves as a member of the University of Miami Business School Latin America and Caribbean Advisory Board, the International Advisory Board of Baptist Health System, and the Council of the Americas. Mr. Cento is also a member of the board of directors for the Conference of Latin American and Caribbean Express Companies (CLADEC), where he served as chair of board from 2020 to 2022.

Skills & Experience •Corporate Governance •Industry Experience •Global •Leadership •Consumer Focus

14	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Keith W. Demmings Director: Since January 2022 Age: 49 Board Committees: None Other Public Company Boards: None
Mr. Demmings is President and Chief Executive Officer of Assurant, Inc. He was named the Company’s President in May 2021, and became Chief Executive Officer and director in January 2022. Before assuming his current position, Mr. Demmings served as Executive Vice President and President, Global Lifestyle from July 2016 to May 2021. Mr. Demmings also served as Executive Vice President and President, Global Markets from September 2015 to July 2016 and Executive Vice President and President, International from June 2013 to September 2015. Since joining Assurant in 1997, Mr. Demmings has held a number of executive leadership positions, including serving as President and Chief Executive Officer of Assurant Canada.

Skills & Experience •Corporate Governance •Industry Experience •Global •Risk Management •Leadership •Consumer Focus

Harriet Edelman

Director: Since August 2017

Age: 66

Board Committees: Audit, Compensation, Information Technology (Chair)

Other Public Company Boards: Bed Bath & Beyond Inc. (since 2019), Brinker International, Inc. (since 2008), UCB, Inc. (2012 - 2017)

Ms. Edelman serves as Vice Chairman of Emigrant Bank, the largest privately held, family owned and operated community bank in the U.S. She previously served as Special Advisor to the chairman of the bank. From 2010 to 2021, she led the bank’s finance, information technology and credit administration operations. She joined the bank in 2008, after spending 29 years at Avon Products, Inc., rising to the roles of Chief Information Officer, Senior Vice President of global supply chain and business transformation and member of the company’s executive committee. Ms. Edelman currently chairs the Board of Directors of Bed Bath & Beyond Inc. She also chairs the Compensation Committee of Brinker International and is a member of its Audit Committee. Over the past 20 years, Ms. Edelman’s public company board experience has included software company Ariba, Inc., The Hershey Company, and the biopharmaceutical firm UCB, Inc., among others. Ms. Edelman previously served as Vice Chairman on the Board of Trustees of Bucknell University.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Leadership •Consumer Focus •Technology

15	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Lawrence V. Jackson

Director:   Since July 2009

Age:   68

Board Committees:   Compensation (Chair), Nominating and Corporate Governance

Other Public Company Boards:   Bloomin Brands, Inc. (since 2020), John Bean Technologies Corporation (since 2020), Snyder’s-Lance, Inc. (2015 - 2018)

Since 2008, Mr. Jackson has served as a senior advisor with New Mountain Capital, LLC, a private investment firm based in New York, and as a board member for several of the firm’s private portfolio companies. He has also chaired the board of SourceMark LLC since 2007. Previously, Mr. Jackson served as the President and Chief Executive Officer of the global procurement division of Walmart Inc. (formerly Wal-Mart Stores, Inc.), and from 2004 to 2007, as its Executive Vice President and Chief People Officer. Prior to that, he was President and Chief Operating Officer of Dollar General Corporation from 2003 to 2004, and Senior Vice President, Supply Operations for Safeway, Inc. from 1997 to 2003. He also served in various executive roles with PepsiCo, Inc. for 16 years. Mr. Jackson currently serves on the board of directors of Bloomin Brands, Inc. and is a member of its Audit Committee. He also serves on the board of directors of John Bean Technologies Corporation and is a member of its Nominating and Governance and Compensation Committees. Mr. Jackson previously served as a director on the board of Parsons Corporation and as chair of its Compensation Committee.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Leadership •Consumer Focus

Jean-Paul L. Montupet
Director:   Since September 2012
Age:   74
Board Committees:   Finance and Risk, Nominating and Corporate Governance (Chair)
Other Public Company Boards:   IHS Markit Ltd. (2012-2022), WABCO Holdings, Inc. (2012 - 2020)

Until his retirement in December 2012, Mr. Montupet was the Chair of Emerson Electric Co.’s Industrial Automation business and President of Emerson Europe. During his 22 year career with Emerson Electric Co., Mr. Montupet held a number of senior leadership roles including Executive Vice President of Emerson Electric Co. and Chief Executive Officer of Emerson Electric Asia Pacific. Mr. Montupet previously served as Chair of the Nominating and Governance Committee and as a member of the Human Resources Committee of IHS Markit Ltd until its merger with S&P Global and his concurrent retirement from its board in February 2022. He previously served on the board of Lexmark International, Inc. and as non-executive chair of PartnerRe Ltd. He was also Lead Director and a member of the Compensation, Nominating and Governance Committee at WABCO Holdings, Inc.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership

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Debra J. Perry
Director:   Since August 2017
Age:   70
Board Committees:   Finance and Risk (Chair), Nominating and Corporate Governance
Other Public Company Boards:   Korn Ferry International (since 2008), Genworth Financial, Inc. (since 2016), Bernstein Funds (since 2011)

Ms. Perry is the former Senior Managing Director for global ratings and research at Moody’s Investors Service, a unit of Moody’s Corporation. She served as the senior business leader for the company’s Americas Corporate Finance Group, the U.S. Public Finance Group and the Global Non-Bank Financial Institutions Group and previously served as Chief Administrative Officer of Moody's Corporation. Ms. Perry also worked in fixed income research at First Boston Corporation and in a variety of corporate lending and capital markets roles at Chemical Bank. She currently serves as Chair of the Audit Committee of Korn Ferry International and as a member of its Nominating and Corporate Governance Committee, as Chair of the Risk and a member of the Audit Committees of Genworth Financial, Inc., and Chair of the respective boards of the Bernstein Funds (a mutual fund complex that includes the Sanford C. Bernstein Fund, Inc. (since 2011), the Bernstein Fund, Inc. (since 2015) and AB Multi-Manager Alternative Fund (since 2018)). Ms. Perry previously served on the boards of MBIA Inc., CNO Financial Inc., PartnerRe Ltd., and the board of trustees of Bank of America Funds.
Skills & Experience •Corporate Governance •Industry Experience •Global •Leadership •Consumer Focus •Technology

Ognjen (Ogi) Redzic Director: Since November 2019 Age: 51 Board Committees: Finance and Risk, Information Technology Other Public Company Boards: None

Mr. Redzic serves as Chief Digital Officer and Vice President of Caterpillar Inc., with responsibility for Cat Digital. Mr. Redzic manages key components of the company’s digital strategy including connectivity, enterprise data and e-commerce platforms, the digital platform, analytics and applications. Prior to joining Caterpillar in 2018, he led Renault-Nissan Alliance’s connected car and mobility activities as Senior Vice President, Connected Vehicles and Mobility Services. Mr. Redzic has more than 20 years’ experience, including positions at Nokia HERE, NAVTEQ, Motorola, Inc., PCTEL, Inc. and at wireless communication startup cyberPIXIE.
Skills & Experience •Corporate Governance •Industry Experience •Global •Leadership •Consumer Focus •Technology

Paul J. Reilly
Director:  Since June 2011
Age:   65
Board Committees:   Audit (Vice Chair), Compensation
Other Public Company Boards:   CMC Materials, Inc. (formerly Cabot Microelectronics Corporation) (since 2017), comScore, Inc. (2017 - 2019)

Until his retirement in January 2017, Mr. Reilly was Executive Vice President of Arrow Electronics, Inc., a distributor of electronic components and computer products. He was Executive Vice President, Finance and Operations and Chief Financial Officer of Arrow Electronics from 2001 until May 2016. Mr. Reilly held various positions within the company prior to assuming the role of Chief Financial Officer. Prior to joining Arrow Electronics in 1991, Mr. Reilly was a Certified Public Accountant in the business assurance practice of the New York office of KPMG Peat Marwick. Mr. Reilly currently serves as Chair of the Audit Committee of CMC Materials, Inc., and as a member of its Compensation Committee.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership

Robert W. Stein Director: Since October 2011 Age: 73 Board Committees: Audit (Chair), Information Technology Other Public Company Boards: Aviva plc (2013 - 2017)

Mr. Stein was a Global Managing Partner, Actuarial Services at Ernst & Young LLP and held various leadership roles in the firm’s actuarial and insurance practice from 1976 until his retirement in 2011. He is a Certified Public Accountant, a Fellow of the Society of Actuaries and a Trustee Emeritus of the Actuarial Foundation. He is also member of the AICPA and the American Academy of Actuaries. Mr. Stein serves on the board of Sutton Investments LLC, the ultimate parent of Talcott Resolution Life Income Company (Talcott) and its subsidiaries and affiliates. Mr. Stein chairs its Audit Committee and is a member of its Risk Committee. Mr. Stein also serves on the board of directors of Worldwide Reinsurance Ltd., currently a wholly owned subsidiary of Digital Ally. Mr. Stein previously served on the boards of Aviva plc and Resolution Life Holdings, Inc.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership

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	Skills and Experience

	Corporate Governance
	Finance, including accounting, financial reporting and capital markets
	Industry Experience, including insurance or connected lifestyle
	Global background or experience
	Risk Management
	Leadership, including in strategy, operations and talent management
	Consumer Focus
	Technology, including digital or cybersecurity
	Demographic Background

	Age	69	67	63	70	49	66	68	74	70	51	65	73
	Tenure (Years)	13	2	1	15	0	4	12	9	4	2	10	10
Gender, Racial or Ethnic Diversity	Gender
	Racial or Ethnic

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Vote Required; Board Recommendation

Under our by-laws, each director must be elected by the holders of a majority of the votes cast, meaning that the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” that nominee’s election. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for election. For purposes of determining approval of this proposal, abstentions and broker non-votes will have no effect on this determination because they are not counted as votes cast.

The Board of Directors recommends that stockholders vote FOR each of the nominees named above to serve until the 2023 Annual Meeting or until their respective successors have been elected and qualified.

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Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ending December 31, 2022 and the internal control over financial reporting as of December 31, 2022. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and internal control over financial reporting. The Audit Committee is also responsible for approving the services, fees and terms associated with the Company’s retention of its independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the mandated five-year rotation of the lead engagement partner, the Audit Committee and its chair are involved in the selection of the new lead engagement partner. The most recent new lead engagement partner commenced service following the completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2020. The Audit Committee believes that the retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders. PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2000.

In accordance with a resolution of the Audit Committee, this appointment is being presented to stockholders for ratification at the Annual Meeting. Whether or not the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may continue to retain the firm or may reconsider its appointment, if the Audit Committee believes it would be in the Company’s best interest. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

The affirmative vote of a majority of the Company’s common stock, par value $0.01 per share (“common stock”) held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for ratification. For purposes of determining approval of this proposal, abstentions will have the same effect as an “against” vote because they will be treated as representing shares that were present and entitled to vote. In addition, this proposal is considered a “routine” matter under the New York Stock Exchange (“NYSE”) rules, and therefore brokers have discretionary authority to vote.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for the year ending December 31, 2022.

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Proposal Three - Advisory Vote to Approve Named Executive Officer Compensation for 2021
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the following Company proposal gives stockholders the opportunity to cast a non-binding advisory vote with respect to the 2021 compensation of the Company’s NEOs. This advisory vote is also referred to as the “say-on-pay” advisory vote. Consistent with the results of the 2017 stockholder vote on the frequency of its say-on-pay advisory vote, the Company holds the say-on-pay advisory vote annually.
In considering your vote, we encourage you to review the Compensation Discussion and Analysis (the “CD&A”), beginning on page 39. As described in the CD&A, we believe our current compensation programs and policies directly link executive compensation to Company performance and thereby align the interests of our executive officers with those of our stockholders.
Our Board intends to carefully consider the stockholder vote resulting from this proposal. Please cast a vote either to approve or not approve the following resolution:
“RESOLVED, that the 2021 compensation provided to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Vote Required; Board Recommendation
The affirmative vote of a majority of the common stock held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of this non-binding resolution. For purposes of determining approval of this proposal, abstentions will have the same effect as an “against” vote because they will be treated as representing shares that were present and entitled to vote. In addition, broker non-votes will have no effect on this determination because this proposal is considered a “non-routine” matter under the NYSE rules and therefore brokers do not have discretionary authority to vote.
The Board of Directors recommends that stockholders vote FOR the approval of the 2021 compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

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Executive Officers
The table below sets forth certain information, as of February 10, 2022, concerning each person deemed to be an Executive Officer of the Company. There are no arrangements or understandings between any Executive Officer and any other person pursuant to which the officer was selected.

Name	Age	Position
Keith W. Demmings	49	President, Chief Executive Officer and Director
Richard S. Dziadzio	58	Executive Vice President and Chief Financial Officer
Michael P. Campbell	54	Executive Vice President and President, Global Housing
Robert A. Lonergan	45	Executive Vice President and Chief Strategy and Risk Officer
Francesca L. Luthi	46	Executive Vice President and Chief Administrative Officer
Keith Meier	52	Executive Vice President and Chief Operating Officer
Jay E. Rosenblum	55	Executive Vice President and Chief Legal Officer

Keith W. Demmings, President, Chief Executive Officer and Director. Mr. Demmings is President and Chief Executive Officer of Assurant, Inc. He was named the Company’s President effective May 18, 2021, and became Chief Executive Officer and director on January 1, 2022. Before assuming his current position, Mr. Demmings served as Executive Vice President and President, Global Lifestyle from July 2016 to May 2021. Mr. Demmings served as Executive Vice President and President, Global Markets beginning in September 2015 and Executive Vice President and President, International beginning in June 2013. Since joining Assurant in 1997, Mr. Demmings has held a number of executive leadership positions, including serving as President and Chief Executive Officer of Assurant Canada.
Richard S. Dziadzio, Executive Vice President and Chief Financial Officer. Mr. Dziadzio was appointed Executive Vice President and Chief Financial Officer effective July 2016 and Interim Chief Accounting Officer and Controller from February through September 2020. Mr. Dziadzio also served as the Company’s Treasurer from July 2016 through November 2018. Before joining Assurant, Mr. Dziadzio served as Chief Financial Officer of QBE North America beginning in August 2013. From April 2012 to July 2013, Mr. Dziadzio was Chief Financial Officer of ANV, a specialty underwriter.
Michael P. Campbell, Executive Vice President and President, Global Housing. Mr. Campbell was appointed Executive Vice President and President, Global Housing effective July 2016. Before assuming his current position, Mr. Campbell served as Executive Vice President and Chief Operating Officer for the Company’s specialty property lines of business beginning in January 2014. Mr. Campbell joined Assurant in 2006 through the acquisition of Safeco’s Financial Institution Solutions subsidiary where he held several executive roles.
Robert A. Lonergan, Executive Vice President and Chief Strategy and Risk Officer. Mr. Lonergan was appointed Executive Vice President and Chief Strategy Officer effective July 2016, and became Chief Strategy and Risk Officer effective January 2020. Mr. Lonergan joined Assurant in 2012 as Vice President, M&A Sourcing. In January 2015, he was promoted to Senior Vice President, Growth and Innovation. Prior to joining Assurant, Mr. Lonergan worked for Bain & Company, Inc.
Francesca L. Luthi, Executive Vice President and Chief Administrative Officer. Ms. Luthi was appointed Executive Vice President and Chief Administrative Officer effective July 2020. Before assuming her current position, Ms. Luthi served as Executive Vice President, Chief Communication and Marketing Officer since September 2015, and prior to that served as Senior Vice President, Investor Relations and Corporate Communications since July 2014. Ms. Luthi joined Assurant in August 2012 as Senior Vice President, Investor Relations.

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Keith Meier, Executive Vice President and Chief Operating Officer. Mr. Meier was appointed Chief Operating Officer effective January 2022. Before assuming his current position, Mr. Meier was Executive Vice President and President, International since June 2016 with responsibility for all product lines outside of the U.S., spanning 20 countries across Asia Pacific, Canada, Europe and Latin America. Prior to that, he served as Senior Vice President, Global Strategy and M&A for Assurant beginning in January 2013. Mr. Meier held a number of executive positions since joining Assurant in 1998.
Jay E. Rosenblum, Executive Vice President and Chief Legal Officer. Mr. Rosenblum was appointed Executive Vice President and Chief Legal Officer effective July 2020. Before assuming his current position, Mr. Rosenblum served as Co-Interim General Counsel since February 2020. Mr. Rosenblum joined Assurant in June 2019 as Senior Vice President, Government Relations and Regulatory Affairs. Prior to joining Assurant, Mr. Rosenblum served as Chief Human Resources Officer at Guardian Life Insurance Company of America after being promoted from his role as Senior Vice President of Government Affairs.
The Management Committee of Assurant (the “Management Committee”) consists of the Company’s President and Chief Executive Officer and its Executive Vice Presidents.

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Corporate Governance
Overview
The following section provides an overview of Assurant’s corporate governance practices. The Company’s commitment to strong corporate governance that supports the long-term value of the Company is evidenced by the framework the Company currently has in place.
Board of Directors
•Board and Committee Independence and Independent Board Chair. All of our directors are independent, except our CEO, and the Chair of the Board is independent. The members of each of the Board’s committees are also independent.
•Annual Election of Directors, Majority Voting in Director Elections and No Supermajority Voting Provisions. Directors are elected annually. In uncontested elections, directors must be elected by a majority of votes cast. A director is required to tender his or her resignation if he or she fails to receive the required number of votes for election and the Board will then determine whether to accept or reject the resignation. No supermajority voting provisions are required for stockholders to amend the charter or by-laws.
•Annual Board and Committee Self-Evaluations. The Board, in coordination with the Nominating and Corporate Governance Committee, conducts a self-evaluation of the Board as a whole and each of its committees at least annually. Each committee also conducts a self-evaluation. This process helps inform the annual director nomination process and Board refreshment.
•Annual Board Evaluation of CEO. The Chair of the Board leads the evaluation process of the CEO’s performance with the independent directors, including the Nominating and Corporate Governance Committee and the Compensation Committee.
•Limits on Public Company Board and Audit Committee Service. No independent director may serve on more than four public company boards (including the Company’s Board) and directors who are also serving as a chief executive officer, including the Company’s CEO, may not serve on more than two public company boards (including the Company’s Board). No member of the Audit Committee may simultaneously serve on the audit committee of more than three public companies (including the Company’s Audit Committee), unless the Board determines that such service would not impair the effectiveness of their service on the Company’s Audit Committee. A director must seek approval of the Nominating and Corporate Governance Committee in advance of serving on the board of another entity.
•Regular Executive Sessions of Independent Directors. The independent directors hold regular executive sessions, generally at each regularly scheduled meeting of the Board and each committee, at which management, including the CEO, is not present.
Stockholder Rights and Engagement
•Proxy Access. A stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, has the right to nominate and include in the Company’s proxy materials director nominees constituting the greater of two or 20% of the total number of directors, if the stockholder(s) and nominee(s) meet the requirements in the Company’s by-laws.

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•Stockholder Engagement. As a part of our ongoing stockholder engagement, we continue to reach out and engage with our institutional stockholder base. In 2021, we spoke with holders of approximately 30% of our outstanding common shares across a broad spectrum of matters facing the Company, including our evolving strategy, management succession, Board skills and diversity, executive compensation and ESG practices. We highlighted advancements to our ESG efforts related to talent, products and climate, including our continued commitment to diversity, equity and inclusion, as well as further integrating our sustainability in our product offerings and critical steps taken to set a long-term, science-based carbon emissions reduction goal. We look forward to continuing this important dialogue with our investors in 2022.

•No Stockholder Rights Plan. The Company does not have a stockholder rights agreement, also known as a poison pill.

Corporate Governance Guidelines and Code of Ethics
Corporate Governance Guidelines
The Company and the Board formalize many of our governance practices in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines periodically to ensure they reflect current corporate governance standards and the Company’s practices. The Corporate Governance Guidelines can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com, or by writing to our Corporate Secretary at Assurant, Inc., 55 Broadway, Suite 2901, New York, NY 10006.

Code of Ethics
The Assurant Code of Business Conduct and Ethics (the “Code of Ethics”) is applicable to all of our employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. Our Code of Ethics helps to guide our actions and reinforces our commitment to integrity and ethical business conduct. The Code of Ethics highlights our commitment to respecting the human rights and dignity of everyone. The Code of Ethics can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com, or by writing to our Corporate Secretary at Assurant, Inc., 55 Broadway, Suite 2901, New York, NY 10006. We intend to post any amendments to or waivers from the Code of Ethics that are required to be disclosed under SEC rules at this location on our website.

Board and Committee Composition, Leadership and Refreshment
The Board currently consists of 12 members: Mses. Rosen (Non-Executive Chair), Edelman and Perry and Messrs. Alves, Carter, Cento, Demmings, Jackson, Montupet, Redzic, Reilly and Stein.
In line with corporate governance best practices and the interests of stockholders, our Board has been chaired by an independent director since Assurant became a publicly traded company in 2004. The Board generally believes that the Chair should be an independent director and that this is currently the best leadership structure for the Company.
Our Board has a standing Audit Committee, Compensation Committee, Finance and Risk Committee, Information Technology Committee and Nominating and Corporate Governance Committee (“Nominating Committee”). Each of the Board committees is chaired by an independent director and Mr. Demmings does not serve on any Board committees.

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Board of Directors Committee Composition

Name	Audit	Compensation	Finance and Risk	Information Technology	Nominating and Corporate Governance
Elaine D. Rosen
Paget L. Alves
J. Braxton Carter
Juan N. Cento
Harriet Edelman
Lawrence V. Jackson
Jean-Paul L. Montupet
Debra J. Perry
Ogi Redzic
Paul J. Reilly
Robert W. Stein

Non-Executive Chair of the Board. Denotes Committee Chair. Denotes Vice Chair. The Vice Chair of the Audit Committee supports the Audit Committee Chair in leadership and oversight activities.

.
Board Refreshment, Director Tenure and Retirement Policy
The Board is committed to effective and ongoing refreshment that is reflective of the evolution of the Company’s strategy and provides a balanced mix of tenure and diversity. Since 2019, the Board has added three independent directors with deep mobile and auto industry experience and consumer, data and digital expertise.
The Company does not set specific term limits on director service and believes that a mix of director tenures on the Board can strengthen Board effectiveness and dynamics. Longer tenured directors possess experience and organizational knowledge while newer directors bring fresh insight and perspective. Our current Board reflects this perspective, and the Board is committed to ongoing Board refreshment. As part of the objective of continuously engaging in Board refreshment, no person may serve as a director of the Company if they would be 75 or older on the date of election or re-election.
The Nominating and Corporate Governance Committee (the “Nominating Committee”) oversees the process for director succession. In its review of Board composition, the Nominating Committee considers succession planning in light of the skills and experiences needed and upcoming retirements or other potential departures.

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Director Recruitment, Nomination and Qualifications
Director Recruitment and Nomination
The Nominating Committee establishes criteria for the selection and nomination of directors to serve on the Board and identifies and recommends individuals to serve on the Board. In connection with director recruitment, the Committee has authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company.

The Nominating Committee reviews and makes recommendations regarding the composition and size of the Board in order to ensure the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. As part of the nomination process for director candidates, the Nominating Committee considers the criteria described under “Director Qualifications” below and the skills and experience shown in the matrix on page 20.

Director Qualifications
In identifying candidates for membership on the Board, the Nominating Committee looks to the criteria set forth in the Company’s Corporate Governance Guidelines and takes into account all factors it considers appropriate, which may include age, race and ethnicity, gender, geographic location, and meaningful experience, independence, leadership, integrity, accountability, informed judgment, financial literacy, mature confidence, interpersonal skills and high performance standards, and the extent to which the candidate would fill a present need on the Board.
The Nominating Committee actively considers diversity in recruitment and nomination of the Company’s directors and makes recommendations to the Board regarding diversity among director candidates. The Board believes diversity is important because having a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process and enhances the overall culture in the boardroom. The Nominating Committee strives to achieve diversity in the broadest sense, including candidates diverse in race, ethnicity, gender and experiences. Although the Nominating Committee does not establish specific diversity goals or have a standalone diversity policy, it fully appreciates the value of Board diversity and seeks diverse Board candidate slates. The Nominating Committee is committed to including women and minority candidates in the pool of qualified candidates from which Board nominees are chosen and will continue to review its processes and procedures to ensure that diverse candidates are included.

Stockholder Recommendations for Director Candidates
The Nominating Committee considers candidates recommended by our stockholders for nomination for election to the Board. The Nominating Committee applies the same director qualifications criteria described above for a candidate recommended by a stockholder. A stockholder who wishes to recommend a candidate for nomination to the Board must submit such recommendation in writing to the Corporate Secretary at Assurant, Inc., 55 Broadway, Suite 2901, New York, NY 10006.

Director Independence
In compliance with the listing standards applicable to Assurant under the NYSE Listed Company Manual, the Board has adopted categorical standards to assist in evaluating the independence of the Company’s directors. They are included in our Corporate Governance Guidelines available under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.
Applying the director independence standards, the Nominating Committee and the Board have affirmatively determined that Mses. Rosen, Edelman and Perry and Messrs. Alves, Carter, Cento, Jackson, Montupet,

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Redzic, Reilly and Stein are independent of the Company and its management. In addition, they determined that each member of the Audit Committee and the Compensation Committee is independent of the Company and its management under the applicable criteria for those committees.
In conducting its annual director independence determination, the Board considered transactions or relationships that the Company engaged or engages in with companies for which our independent directors serve as officers or directors, or with which these directors have certain other relationships, and determined that there were no such transactions that were material to the Company or in which any such director had a material interest. Specifically, the Board considered the following ordinary course business transactions and relationships:
•The Company owns immaterial amounts of publicly-traded bonds of companies with which Messrs. Alves, Cento, Montupet, and Redzic are affiliated as officers or directors.

•Mses. Rosen and Perry and Messrs. Carter, Cento, Montupet, Redzic and Stein serve, or within the past three years, have served as officers, directors or affiliates of companies with which the Company engaged in ordinary course, arms-length business transactions that were immaterial to the Company and in which such directors had no material direct or indirect interest.

•Matching contributions and grants have been made to non-profit and charitable institutions with which certain directors are affiliated, in accordance with the matching gift policies described on page 79.

 Board and Committee Evaluations
The Nominating Committee oversees the evaluation of the Board and its committees, at least annually. The annual Board and committee self-assessment informs the annual director nomination process. The Nominating Committee uses a third-party to facilitate the self-assessment, which includes interviews with each director. Actions taken in response to director feedback received through the annual evaluation include continued enhancement of materials to further focus on key areas of strategic significance and oversight and continued management succession planning, as well as Board succession planning. The Board and each committee discuss the outcome of its own self-assessment during executive sessions. From time to time, individual director performance is assessed by a process conducted by the Board Chair and the Chair of the Nominating Committee, and at times facilitated by a third-party. The Chair of the Nominating Committee solicits and addresses feedback regarding the performance of the Board Chair.

Director Orientation and Continuing Education
The Nominating Committee develops and oversees (with the assistance of the Chair of the Board and the Corporate Secretary) an orientation program for all newly elected directors and a continuing education program for all directors in order to ensure that the directors are fully informed as to their responsibilities and the means at their disposal to fulfill their responsibilities effectively.

Management Succession Planning and 2021 Transition
The Board and the Nominating Committee annually review the CEO succession plan and succession plans for senior executives, which includes emergency successors for the CEO and senior management. Directors engage with senior management at Board and committee meetings and in less formal settings to allow directors to assess potential candidates for CEO and senior management roles.

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On May 18, 2021, the Company announced the appointment of Keith Demmings as President, and named him to succeed as Chief Executive Officer effective January 1, 2022. Mr. Demmings also joined the Board of Directors on January 1, 2022. Mr. Demmings has had a distinguished career at the Company for over two decades, having held significant leadership roles with increasing levels of responsibility across the Company’s global enterprise, including President of Global Lifestyle, which includes the Company’s global operations and which has grown significantly under his leadership to become Assurant’s largest business segment.

This transition reflects the execution of a thoughtful, well-coordinated succession plan overseen by the Board and the Nominating Committee, with support from the Compensation Committee. The Board considered external and internal candidates, and ultimately, determined to promote within the Company, recognizing the strong internal bench supported by management succession planning. In their evaluation of Mr. Demmings, the Board considered his success in driving profitable growth as the leader of Global Lifestyle and in overseeing global activities across Assurant’s business lines, his leadership in innovation across the Connected Living and Global Automotive businesses and his inspirational and inclusive leadership, among other things. The Board recognized that Mr. Demmings demonstrates the values and integrity of the Company’s culture as well as the dedication to employees, customers and communities needed to build on the Company’s success in the future.

Board Role in Risk Oversight
The Board, directly and through its committees as described below and in their charters, oversees the Company’s risk management policies and practices, including the Company’s risk appetite, and regularly discusses risk-related issues. The Board reviews management’s assessment of the Company’s key enterprise risks annually and management’s strategy with respect to each risk. The Nominating Committee reviews Board and committee oversight of the key risks. The Board and its committees receive updates from management on specific risks throughout the year, including cybersecurity.

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management and coordinates with the Finance and Risk Committee with respect to Board oversight of risk management and enterprise risk management activities. The Audit Committee also focuses on risks relating to financial statements, internal control over financial reporting, and compliance with legal and regulatory requirements. The Finance and Risk Committee has primary oversight responsibility of the risk management function and corresponding risk activities, receives regular risk management updates and focuses on risks relating to investments, capital management and catastrophe reinsurance. The Compensation Committee focuses on risks relating to executive retention and compensation plan design, and the Nominating Committee focuses on risks relating to director and management succession and ESG issues, including diversity, equity and inclusion. The Information Technology Committee is responsible for oversight of information technology assessment and risk management. This includes oversight of cybersecurity policies, controls and procedures, such as procedures to identify and assess internal and external cybersecurity risks. The Information Technology Committee receives quarterly updates from management, including the Chief Information Security Officer, on internal and external cybersecurity risks.

Board and Committee Meetings and Executive Sessions
Each Board member is expected to dedicate to the Company sufficient time, energy and attention to ensure the diligent performance of the director’s duties. Our Corporate Governance Guidelines provide that, except in exigent circumstances, each member of the Board is expected to attend Board and committee meetings and our Annual Meeting of Stockholders. All directors attended at least 75% of the combined total meetings of the full Board and the committees on which he or she served in 2021. All directors then serving on the Board attended the 2021 Annual Meeting of Stockholders.

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In 2021, the Board and its committees met as described in the table below. Directors meet in executive sessions consisting exclusively of independent directors generally at each Board meeting. Each committee also holds regular executive sessions without any members of management present, generally at each meeting.

As the independent Chair of the Board, Ms. Rosen is the presiding director and chairs the executive sessions of the Board.

	Board	Audit	Compensation	Finance and Risk	Information Technology	Nominating and Corporate Governance
Number of Meetings in 2021	10	13	7	6	5	5

Nominating and Corporate Governance Committee
The Nominating Committee’s purpose includes advising and assisting the Board in its oversight of:
•identifying individuals qualified to become directors, consistent with criteria approved by the Board, and selecting, or recommending to the Board select, the candidates for all directorships to be filled by the Board or by the stockholders;
•developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;
•overseeing the evaluation of the Board and management, including evaluating annually the performance of each committee of the Board; and
•otherwise taking a leadership role in shaping the corporate governance of the Company.
The Nominating Committee’s responsibilities also include:
•developing director responsibilities, orientation, and continuing education programs;
•overseeing the evaluation of the Board and the CEO and providing input on senior management; and
•overseeing the senior management succession planning process.
The Nominating Committee also oversees ESG, including diversity, equity and inclusion, and coordinates with other committees of the Board, such as the Compensation Committee, regarding matters within their purview. The Board has determined that all members of the Nominating Committee are independent under both NYSE listing standards and SEC rules. The Charter of the Nominating Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Audit Committee
The Audit Committee’s purpose includes advising and assisting the Board in its oversight of:
•the integrity of our quarterly and annual financial statements;
•our compliance with legal and regulatory requirements;

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•our independent auditor’s qualifications and independence; and
•the performance of our internal audit function and independent auditors.
The Board has determined that all members of the Audit Committee are independent under both NYSE listing standards and SEC rules. The Charter of the Audit Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.
Audit Committee Financial Experts
The Board has determined that all members of the Audit Committee are financially literate as that qualification has been interpreted by the Board in its business judgment and that Messrs. Stein, Carter and Reilly are “audit committee financial experts” under SEC rules.

Compensation Committee
The Compensation Committee’s purpose includes assisting the Board in fulfilling its responsibilities by:
•providing oversight of our compensation programs and compensation of the Company’s executives; and
•producing an annual report for executive compensation for inclusion in the Company’s annual proxy statement.
The Board has determined that all members of the Compensation Committee are independent under both NYSE listing standards and SEC rules. Each member of the Compensation Committee is a “non-employee director” under Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Charter of the Compensation Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Role of Independent Compensation Consultant
The Compensation Committee has engaged Semler Brossy since 2015 as its independent compensation consultant to provide analysis and advice on such items as pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation and other relevant market practices and trends with respect to executive and director compensation. For more information on the role of the independent compensation consultant in compensation recommendations and decisions, please see “CD&A — Input from Independent Compensation Consultant” on page 52.
The Compensation Committee conducts an annual independence review of Semler Brossy, considering certain factors, including, among other things: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. As a result of this review, the Compensation Committee concluded that no conflict of interest exists with respect to the services provided by Semler Brossy.

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Role of Management
In addition to receiving input from its independent compensation consultant Semler Brossy, the Compensation Committee also receives recommendations from the CEO on the compensation of each executive officer other than himself. For more information on the role of management in compensation recommendations and decisions, please see “CD&A — Input from Management” on page 51.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is now, or was during 2021 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2021 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or Compensation Committee.

Finance and Risk Committee
The Finance and Risk Committee’s purpose is to assist the Board in fulfilling its responsibilities by:
•reviewing our policies and strategies for achieving finance (capital and liquidity management) objectives and reviewing outcomes;
•reviewing our policies and strategies for achieving investment (investing of the Company’s assets for investment return) objectives and reviewing outcomes; and
•acting as the focus committee of the Board for oversight of the Company’s enterprise risk management activities in conjunction with the Audit Committee and its risk management responsibilities.
The Board has determined that all members of the Finance and Risk Committee are independent. The Charter of the Finance and Risk Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.
Information Technology Committee
The Information Technology Committee’s purpose is to assist the Board in fulfilling its responsibilities by:
•reviewing the effectiveness of our information technology strategy, operations and investments in support of our overall business and operating strategy;
•providing input and perspective on technology advances and innovation and their potential to further our strategy; and
•reviewing the effectiveness of our policies with respect to information technology risk assessment and risk management, including cybersecurity policies, controls and procedures.
The Board has determined that all members of the Information Technology Committee are independent. The Charter of the Information Technology Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

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Communicating with the Independent Chair, the Board of Directors and the Audit Committee
To contact the Board Chair and the other non-management members of the Board, interested persons may write to the Chair of the Board of Directors, c/o Corporate Secretary, Assurant, Inc., 55 Broadway, Suite 2901, New York, NY 10006 or submit questions or concerns by email to boardchair@assurant.com. Relevant communications will be distributed to the Board, or to individual director or directors, as appropriate, depending on the facts and circumstances.

Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as:

•business solicitations;
•junk mail, mass mailings and spam;
•new product and new services suggestions;
•resumes and other employment inquiries; and
•surveys.

In addition, material that is unduly hostile, threatening or illegal will be excluded. If any such material also raises issues of potential legitimate concern to the Board (including matters of corporate governance, alleged fraud or irregularities, or alleged control deficiencies), they will be brought to the Board’s attention without the offensive material.
To contact the Audit Committee with a complaint regarding accounting, internal accounting controls or auditing matters with respect to the Company, interested persons may write to the Chief Ethics & Compliance Officer, c/o Corporate Secretary, Assurant, Inc., 55 Broadway, Suite 2901, New York, NY 10006. Relevant communications will be distributed to the Chair of the Audit Committee of the Board of Directors.

Social Responsibility
Assurant is a purpose-driven company committed to making meaningful progress each year to integrate our social responsibility efforts with our long-term strategy and global business operations. Our Board, Management Committee and employees understand the importance of social responsibility to deliver greater value as we operate our business each day and support Assurant’s long-term strategy.
The Nominating Committee oversees ESG matters for Assurant and, together with the Compensation Committee, oversees our human capital management programs, including the Company’s efforts and commitment to diversity, equity and inclusion. The Board directly oversees ESG matters relating to the Company’s strategy. Our CEO, together with our Chief Administrative Officer and Senior Vice President, Investor Relations and Sustainability, set the strategic direction in collaboration with the Management Committee as well as other leaders and subject matter experts.

Assurant previously conducted a materiality assessment to strategically guide our social responsibility management and reporting. Results of that assessment are regularly reviewed to ensure relevance as our company’s strategy and business continues to evolve. Assurant’s materiality assessment used the Global Reporting Initiative (GRI) steps of Identification, Prioritization and Validation to define the most significant ESG topics based on impacts, risks and opportunities. We are working towards the sector-specific Sustainability Accounting Standards Board (SASB) reporting as we continue to advance our commitment to transparency of relevant ESG-related metrics and expect to publish our initial adoption of SASB in the Company’s 2022 Social Responsibility Report.

As we build a more successful and sustainable future, our ESG strategy helps us make better-informed decisions that consider broader societal issues affecting our clients, customers, investors, communities and

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employees. We are holding ourselves accountable as we fortify our strengths and enhance the Company’s long-term performance. As the global market, consumer needs, expectations and ESG standards continue to evolve, Assurant will further integrate ESG considerations into our products and services, operations, risk management, investments and disclosures.

As part of our long-term strategic planning process, we prioritized three ESG areas of strategic focus for 2020-2025: Talent, Products and Climate.

Talent

We aspire to foster a more diverse, equitable and inclusive culture to drive sustainable innovation for the benefit of all stakeholders. We drive innovation by ensuring that our workforce reflects the diversity and inclusivity of our consumers and the communities we serve. We support communities and the greater good through grants, volunteer activation and investment. We promote a strong Company culture and engage employees through our practices and policies, total rewards and learning and development programs that we believe lead to greater innovation and business outperformance. We will continue to adapt and evolve new ways of working to strengthen our global bench of talent and commit to fair, equitable pay and benefits.

Key Company highlights in 2021 include:

•Set a minimum starting wage of $15 per hour in the U.S. to support the financial well-being of our employees and ensure our wages are competitive.
•Implemented a new enterprise-wide listening program designed to expand opportunities for anonymous, real-time feedback between managers and employees.
•Incorporated diverse slate and interviewing requirements for all managerial and above job openings.
•Focused on inclusion through global programming that spotlights the experiences of underrepresented groups and through the formation of Employee Resource Groups.
•Implemented changes to our Total Rewards programs in direct response to employee feedback to further support affordability, expand family-friendly benefits and help employees get the most value from their coverage.
•Demonstrated our commitment to transparency publishing Assurant’s Consolidated 2020 U.S. Employer Information Report (EE0-1), reflecting gender and racial/ethnicity by job category of U.S.-based employees.
•Recognized on the Civic 50 for social responsibility programs, donating nearly $4 million in grants and matching gifts to 1,700 charities through the Assurant Foundation.
•Expanded Assurant’s Supplier Diversity Program with approximately $67 million in Tier 1 certified diverse supplier spend with 215 diverse suppliers.

Products

We aspire to help people thrive in the connected world. We leverage insights and technology to accelerate the introduction of offerings that add customer value and make a positive impact on society. We will continue to help consumers understand and invest in digital protection products and services to enhance access and ease of use through seamless support.

Key Company highlights in 2021 include:

•Our Net Promoter Scores (NPS) for our growth businesses, as well as Assurant overall, have remained strong with year-over-year improvement for key clients.

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•Rolled out multiple new platforms in support of our clients and customers to make it easier to do business through a digital-first approach that delivers exceptional experiences.
•Ratings through recognized third-party review platforms such as Consumer Affairs, Trustpilot and Google increased have remained consistent year-over-year; Better Business Bureau ratings improved significantly due to Assurant’s efforts to make it substantially easier for consumers to provide feedback.
•Invested approximately $120 million in 26 portfolio companies to help us drive innovation and growth through Assurant Ventures since 2015.
•Repurposed 116 million devices since 2009, whether by repairing, reselling or recycling devices through certified partners, enabling the reuse of valuable materials and reduction of e-waste from landfills.
•EV-One, our electric vehicle and hybrid protection policy now rolled out in 12 countries, helping to support the adoption of energy-efficient vehicles.

Climate

We aspire to operate in ways that minimize our carbon footprint and enhance sustainability. We work to strengthen climate resiliency, extend and enhance product life cycles, and identify vulnerabilities through robust risk management as we measure impact and enhance the products and services we offer. We are improving energy efficiency in our owned facilities and have begun the work to enable a more hybrid work model to support our business and talent strategy, which we expect will result in a larger portion of our employees working remote and reducing our footprint where appropriate. We are developing an environmental management infrastructure to track and report Scopes 1, 2 and 3 emissions globally. We are also integrating our environmental commitments with our investment portfolio through oversight by the Assurant Investment Committee.

Key Company highlights in 2021 include:

•Tracked Greenhouse Gas Scope 1 and Scope 2 emissions largely from sites based in the U.S. and Europe and began initial Scope 3 emissions reporting across a number of categories, with plans to expand over time in anticipation of setting long-term carbon emission reduction targets.
•Continued to invest in energy-efficient lighting, building controls and HVAC systems including new commissioned projects at key site locations such as Atlanta and Miami.
•Established Assurant Responsible Investing Commitment for Assurant’s investment portfolio to further incorporate relevant ESG factors into the analysis of the long-term performance outlook and value of our investments, including restricting new investments across certain sectors that are inconsistent with Assurant’s values.
•Earned a “B” rating by CDP for the fourth consecutive year for environmental practices and disclosures.
•Expanded upon our Task Force on Climate-related Financial Disclosures (TCFD) Index disclosures to highlight our commitment to providing transparency on our climate change risk management, governance and performance.

Additional information about our social responsibility efforts, and our most recent Social Responsibility Report, can be found on our website at socialresponsibility.assurant.com.

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Political Activities Policy

We have a policy governing our political activities to ensure they are conducted in full compliance with applicable law and align with our corporate purpose and values. Among other things, the policy states that Assurant does not use corporate resources for political contributions to political candidates, parties, or committees, even where it is allowed by law. As permitted by federal election law, Assurant sponsors the Assurant Inc. Political Action Committee (“PAC”), a federal political action committee registered with the Federal Election Commission, and funded solely through voluntary employee contributions. As legally permitted, Assurant supports the modest cost of administering the PAC. The Nominating Committee exercises oversight over our political activities, including our public policy priorities, engagement with officials and other stakeholders, and compliance with laws and regulations. Our Political Activities Policy is available under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

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Compensation Discussion and Analysis
I. Executive Summary

Introduction
This Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the compensation principles and strategic objectives governing the compensation of the following individuals, who were our named executive officers for 2021:

Name	Title
Alan B. Colberg	Chief Executive Officer[1]
Richard S. Dziadzio	Executive Vice President and Chief Financial Officer
Gene E. Mergelmeyer	Executive Vice President and Chief Operating Officer[2]
Keith W. Demmings	President, Assurant and President, Global Lifestyle[3]
Francesca L. Luthi	Executive Vice President and Chief Administrative Officer

1 Mr. Colberg retired as Chief Executive Officer from the Company on December 31, 2021.
2 Mr. Mergelmeyer retired as Chief Operating Officer from the Company on December 31, 2021. Keith Meier became Executive Vice President and Chief Operating Officer on January 1, 2022.
3 Mr. Demmings was promoted to President of the Company on May 18, 2021, and became Chief Executive Officer of the Company on January 1, 2022.
.
Throughout this CD&A, we refer to this group of individuals as our named executive officers or “NEOs”, to Mr. Colberg as our “CEO” and to Mr. Dziadzio as our “CFO”.
Executive Compensation Programs Aligned with the Company’s Objectives
The Compensation Committee seeks alignment between the Company’s strategic and financial objectives and executive compensation programs. Our Company is focused on sustainable profitable growth driven by talent and innovation that will allow it to differentiate through customer experience, as it looks to support the connected lifestyle of consumers. The Compensation Committee selected metrics for the short-term and long-term incentive plans to support the Company’s strategy and profitable growth. Given the evolution of its business strategy, the Company expects to review its short-term and long-term compensation plan design and metrics after its Investor Day in March 2022, to align with its strategic and financial objectives based on metrics that we believe are most appropriate to measure the Company’s performance.
Despite the continuing COVID-19 pandemic, the Company had strong business results and continued to grow earnings. The Compensation Committee did not change our executive compensation programs or adjust any performance goals in 2021 on account of the pandemic. The Committee adjusted performance goal targets for the 2019, 2020 and 2021 long-term equity incentive plan awards to reflect the sale of the Global Preneed business as described under “Long-Term Incentive Plan” below.
Highlights of our 2021 short-term and long-term incentive programs and the financial metrics1 used in our programs include:

1 Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

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Annual Incentive Plan (“ESTIP”)
•60% consolidated NOI, excluding reportable catastrophes
•40% consolidated revenue
The Compensation Committee set ESTIP performance goals for 2021 based on NOI and revenue of the consolidated enterprise. These goals are designed to support the Company’s strategic and financial objectives, including continued profitable growth. In August 2021, as part of the Company’ strategic plan to sharpen focus on its lifestyle and global housing businesses, the Company completed the sale of its prearranged funeral insurance and final expense business, Global Preneed, to CUNA for approximately $1.35 billion. Given the Global Preneed sale, the ESTIP 2021 performance goals excluded the Global Preneed business.
Based on the Company’s performance against the ESTIP performance goals, our NEOs received annual incentive payments in the amounts set forth in the chart on page 47, calculated on the basis of a 1.16 performance multiplier. ESTIP metrics and NEO payouts are described in greater detail in “Annual Incentive Compensation” beginning on page 46.
Long-Term Equity Incentive Plan (“ALTEIP”)
•50% TSR relative to the S&P 500 Index
•50% absolute NOI EPS, excluding reportable catastrophes

In 2021, the Company continued to use metrics for the PSUs that are designed to support the Company’s ongoing strategic and financial objectives, including continued profitable growth. Our NEOs again received 75% of their ALTEIP awards in the form of PSUs and 25% in the form of RSUs. Payouts under the PSUs will be determined at the end of a three-year performance cycle based on the Company’s performance of the above pre-established metrics. Vesting of PSUs granted in 2021 will be determined after the end of 2023 and our NEOs will be eligible for payouts in 2024.
The agreements governing the awards of PSUs granted in 2019, 2020 and 2021 provide the Compensation Committee with discretion to adjust the applicable performance goals in connection with unusual or nonrecurring items. In November 2021, the Committee adjusted the 2019, 2020 and 2021 PSU award goals to neutralize the impact of the Global Preneed sale on award payouts so as to neither benefit nor harm participants.
Our Executive Compensation Principles
Set forth below are our core executive compensation principles, along with key features of our executive compensation program that support these principles:

Executive compensation programs are designed to align the interests of our executives with those of our stockholders by tying compensation to the Company’s stock price and financial performance.
•Significant portions of executive compensation are variable and tied to the Company’s stock price and financial performance.

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•For additional details on the percentage components of our NEOs’ fixed and variable compensation, see the discussion under “Mix of Target Total Direct Compensation Elements” on page 44.

Executive compensation opportunities should be sufficiently competitive to motivate and retain talent while aligning their interests with those of our stockholders.
•When setting target total direct compensation opportunities (base salary, ESTIP and ALTEIP) for our NEOs, the Compensation Committee considers comparable positions at companies included in a Willis Towers Watson general industry survey and select secondary references. The Compensation Committee also considers the scope of an NEO’s role and his or her skills, experience and individual performance. For details, please see page 51.
•The Company selects performance metrics that seek to achieve the appropriate balance between annual and long-term incentives that are supportive of the Company’s strategic and financial goals.
•Stock-based compensation outweighs cash-based compensation to further align NEOs with long-term value creation.
•Each NEO’s annual incentive opportunity and PSUs are contingent on the Company’s performance. If the Company does not achieve threshold performance with respect to its ESTIP or PSU metrics, there is no payout under that plan.
•75% of the annual long-term equity incentive award granted to our NEOs in 2021 was delivered in the form of PSUs, with a three-year cumulative performance period, and 25% was delivered in the form of RSUs, with a three-year annual vesting schedule.

Our incentive-based programs should motivate our executives to deliver above-median results.

•We design performance goals under our ESTIP so that above-target compensation will only be paid if the Company delivers above-target performance based on consolidated NOI excluding reportable catastrophes and consolidated revenue.
•Payouts for PSU awards granted in 2021 are based on performance results over a three-year cumulative performance period with respect to TSR relative to the S&P 500 Index and absolute NOI EPS excluding reportable catastrophes.
•We design performance goals under our ALTEIP such that payouts on the TSR metric reach above-target levels only if our performance exceeds the 50th percentile of the index.
•The maximum payout under the Company’s ESTIP and ALTEIP is capped at 200% of each NEO’s target opportunity.

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Our executive compensation programs are informed by strong governance practices that reinforce our pay for performance philosophy, support our culture of accountability and encourage prudent risk management.
•Under our executive compensation recoupment policy, the Compensation Committee, on behalf of the Company, may recover annual and long-term performance-based compensation from current and former executive officers in the event of a financial restatement as a result of material non-compliance with any financial reporting requirement under the securities laws that has resulted in an overpayment. In 2021, the Compensation Committee amended the policy to permit recovery of incentive compensation in the event that the Company terminates a key executive’s employment due to specified personal misconduct.
•Under our stock ownership guidelines, our executive officers and directors are required to hold a meaningful amount of Company stock throughout their service.
•Under our insider trading policy, our executive officers and directors are prohibited from engaging in hedging and monetizing transactions with respect to Company securities, holding Company securities in a margin account or pledging Company securities as collateral for a loan.
•Change of control agreements with our NEOs are “double trigger” and do not provide for excise tax gross-ups.
•The Compensation Committee, assisted by the Compensation Committee’s consultant and management, undertakes an annual risk review of the Company’s variable pay plans, policies and practices with the objective of identifying business risks that could be exacerbated by the Company’s compensation plans. The annual review completed in 2021, which analyzed risks from both a “top down” and “bottom up” perspective, did not identify any risks that are reasonably likely to have a material adverse effect on the Company.
•We do not provide any significant perquisites to our NEOs.
•The Company does not pay dividends on unvested PSUs.

2021 Say-on-Pay Vote
We have consistently received strong support for our compensation programs. We have received at least a 94% favorable advisory vote by stockholders to approve our executive compensation for each of the past seven years, including at our 2021 annual meeting. Through ongoing stockholder engagement, we continued to reach out to our institutional stockholder base to engage with investors on our executive compensation program, diversity, equity and inclusion, and human capital management, among other things. For more information, please see “Stockholder Rights and Engagement” on page 26.

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II. Elements of Our Executive Compensation Program

Pay Elements
The following table sets forth the primary elements of the compensation programs that apply to our NEOs and the objective or purpose each element is designed to achieve:

Compensation Element	Objective/Purpose
Annual base salary
Provides fixed compensation that, in conjunction with our annual and long-term incentive programs, approximates the median level of target total direct compensation for comparable positions at companies in a general industry survey and and other secondary surveys.

Attracts and retains talent with incentives that are consistent with our target total compensation mix.

Annual incentive program (ESTIP)
Motivates executives to achieve specific near-term enterprise goals designed to support the Company’s strategic and financial objectives.

Requires above-target performance to earn an above-target payout.

Long-term equity incentive program (ALTEIP)
Motivates executives to consider longer-term ramifications of their actions and appropriately balance long- and near-term objectives.

Reinforces a culture of accountability focused on long-term value creation and is a key retention element.

Requires above-target performance for an above-target payout on long-term performance-based equity awards.

Protects proprietary information and competitive advantages by including confidentiality, non-competition and non-solicitation provisions in award agreements.

Retirement, deferral and health and welfare programs	Provides a competitive program that addresses retirement needs of executives. Offers health and welfare programs available to all U.S. employees. Provides an executive long-term disability program.
Cash payments upon change of control
Provides separation pay upon certain terminations of employment in connection with the sale or other change of control of the Company. Executives are not contractually entitled to separation pay beyond these instances.

Enables executives to focus solely on maximizing value for stockholders in the context of a change of control transaction.

Form of agreement approved by Compensation Committee limits the amount of cash severance to two times the sum of annual base salary and target ESTIP award.

Severance Policy	Provides separation pay upon an involuntary termination of employment as part of a Company-wide policy available to all U.S. employees based on tenure at the Company with a minimum amount of separation pay depending on grade level.

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Mix of Target Total Direct Compensation Elements
The following charts show the relative percentages of the components of target total direct compensation that were established for our CEO and our other NEOs at the beginning of 2021.

Long Term Equity Incentive Annual Incentive Base Salary
Because our CEO is primarily responsible for achieving the strategic objectives of the Company, his variable compensation is a greater portion of his target total direct compensation than that of our other NEOs; 88% of his target total direct compensation opportunity is subject to Company performance.

Changes to Compensation Levels and Pay Mix in 2021
In January 2021, Semler Brossy Consulting Group (“Semler Brossy”), the Compensation Committee’s independent consultant, provided the Compensation Committee with an assessment of target total direct compensation (base salary, target annual incentive compensation and target long-term incentive compensation) for our NEOs relative to total compensation for similarly sized companies based on general industry survey data from Willis Towers Watson. The assessment concluded that our NEOs were generally appropriately positioned within a competitive range relative to similarly situated executives based on the scope of an NEO’s role and his or her skills, experience and individual performance.

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The Compensation Committee made changes to certain elements of NEO compensation for 2021 as illustrated in the following chart and discussed below:

Name	Year	Base Salary[1]	Target Annual Incentive	Target Annual Long-Term Incentive	Target Total Direct Compensation
Alan B. Colberg	2021	1,200,000	160%	575%	10,020,000
	2020	1,200,000	160%	575%	10,020,000
Richard S. Dziadzio	2021	680,000	100%	275%	3,230,000
	2020	680,000	100%	275%	3,230,000
Gene E. Mergelmeyer	2021	734,500	125%	300%	3,856,125
	2020	734,500	125%	300%	3,856,125
Keith W. Demmings	2021	700,000[2]	110%[3]	365%	4,025,000
	2020	545,000	100%	225%	2,316,250
Francesca L. Luthi	2021	525,000	100%	200%	2,100,000
	2020	525,000[4]	100%	175%	1,968,750[5]

1 The base salary amounts represent each NEO’s base salary rate. Actual base salary paid in 2021 differs slightly from these amounts due to the payroll calendar. For more information, please see “Summary Compensation Table” on page 57 below.
2 Mr. Demmings’s base salary at the start of 2021 was $545,000. Mr. Demmings’s base salary was increased to $700,000 in May 2021 in connection with his promotion to President. The time weighted average of Mr. Demmings’s base salary rate in 2021 was $641,822 and was used to calculate his ESTIP payment.
3 Mr. Demmings’s target annual incentive opportunity at the start of 2021 was 100%. Mr. Demmings’s target annual incentive opportunity was increased to 110% in May 2021 in connection with his promotion to President. The time weighted average of Mr. Demmings’s target annual incentive in 2021 was 106% and was used to calculate his ESTIP payment.
4 Ms. Luthi’s base salary at the start of 2020 was $475,000. Ms. Luthi’s base salary was increased to $525,000 in July 2020 in connection with her promotion to Chief Administrative Officer. The time weighted average of Ms. Luthi’s base salary in 2020 was $497,541 and was used to calculate her ESTIP payment.
5 Ms. Luthi received a special RSU award in the amount of $519,250 in 2020, as previously disclosed.

In January 2021, the Compensation Committee agreed to make no changes to the compensation of the Company’s NEOs, except that Ms. Luthi’s target annual long-term incentive opportunity increased from 175% to 200% as part of the changes the Compensation Committee made to her compensation in connection with her July 2020 promotion to Chief Administrative Officer. Due to the succession arrangements described below, certain changes were made to Mr. Demmings’s compensation in May 2021, with additional changes effective January 1, 2022.

On May 18, 2021, the Company announced the planned retirement of Mr. Colberg on December 31, 2021. To provide a seamless transition, Mr. Demmings was promoted to President with immediate effect and named to succeed Mr. Colberg as CEO in January 2022. In connection with Mr. Demmings’s appointment as President, and in recognition of his expanded role and responsibilities within the organization, his base salary was increased in May 2021 from $545,000 to $700,000, his target annual incentive opportunity for 2021 increased from 100% to 110% of his applicable base salary under the ESTIP, and his long-term incentive opportunity for 2021 was increased from 225% to 365% of his adjusted annual base salary under the ALTEIP. The Compensation Committee approved a special award to Mr. Demmings in May 2021, comprised of 25% RSUs and 75% PSUs, in the amount of $1,392,221 to reflect the increase in his target annual long-term incentive opportunity for the remainder of 2021. The RSU portion of this award vests in

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equal installments over a three-year period and the PSUs vest in 2024 at the end of the 2021-2023 performance period.

On December 3, 2021, the Committee approved a new compensation arrangement for Mr. Demmings as incoming CEO, increasing his annual base salary effective January 1, 2022 from $700,000 to $1,000,000, increasing his target annual incentive opportunity for 2022 from 110% to 150% of his applicable annual base salary under the ESTIP, and increasing his target long-term incentive opportunity for 2022 from 365% to 500% of his adjusted annual base salary under the ALTEIP.

Annual Incentive Compensation
Each year the Compensation Committee reviews the annual incentive financial metrics. The Compensation Committee seeks to select metrics that align with the Company’s strategic and financial objectives. In 2021, the Compensation Committee continued to use financial metrics designed to focus management on driving continued profitable growth. The financial metrics for the ESTIP were 60% NOI, excluding reportable catastrophes, and 40% consolidated revenue. For all NEOs, the performance goals are set at the enterprise level and measured on a consolidated basis. The NOI performance goals exclude reportable catastrophes because they create volatility that is beyond management’s control and the Compensation Committee believes management should be focused on the underlying performance of the business. This is consistent with how the Company reports its results. In 2021, the performance goals excluded Global Preneed given the sale to CUNA. For more information, please see “Annual Incentive Plan” on page 40.
The aggregate payments to all ESTIP participants for any performance period cannot exceed 5% of the Company’s adjusted net income derived from the annual financial statements included in the Company’s periodic annual reports filed with the SEC. This aggregate maximum amount is allocated to all participants equally, except that the amount allocated to the CEO is twice the amount allocated to the other participants. The Compensation Committee has consistently exercised negative discretion to reduce participants’ awards based on achievement of the performance goals disclosed below. The maximum annual incentive payout is capped at 200% of each NEO’s target opportunity.
2021 Results
The following tables set forth the 2021 financial metrics and performance goals, along with the resulting multipliers applied to NEO annual incentive compensation:
2021 Annual Incentive Performance Goals and Results 1 2

Weighting	Financial Metric	—	0.5	0.9	1.0	1.1	1.5	2.0	2021 Results[3]	2021 Performance Multiplier
60%	Enterprise NOI (excluding reportable catastrophes)	$538	$577	$622	$641	$660	$705	$744	$672	1.16

40%	Enterprise Revenue	$7,865	$8,427	$8,895	$9,363	$9,831	$10,299	$10,861	$9,744

1Dollar amounts applicable to performance goals are in millions. The performance goals included in this table are disclosed only to assist investors and other readers in understanding the Company’s executive compensation. They are not intended to provide guidance on the Company’s future performance and should not be relied upon as predictive of the Company’s future performance or the future performance of any of our operating segments.
2Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

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3Results in this column may differ from the Company’s reported results since expenses, revenues and other effects associated with acquisition and disposition activity during the performance year and changes in accounting that do not reflect changes in the underlying business are generally excluded when calculating results for purposes of the ESTIP.

The following table shows target annual incentive compensation, the multipliers applied for each NEO and the resulting annual incentive award payout for 2021:

NEO	2021 Target Annual Incentive [1]	2021 Multiplier	2021 Annual Incentive Payment
Alan B. Colberg	$1,920,000	1.16	$2,227,200
Richard S. Dziadzio	$680,000	1.16	$788,800
Gene E. Mergelmeyer	$918,125	1.16	$1,065,025
Keith W. Demmings	$681,914 [2]	1.16	$791,020
Francesca L. Luthi	$525,000	1.16	$609,000

1The target annual incentive is calculated by multiplying an NEO’s base salary rate by his or her target annual ESTIP opportunity.
2Mr. Demmings’ target annual incentive represents a time weighted average of his base salary rates in 2021 multiplied by a time weighted average of his target annual ESTIP opportunity.

Long-Term Equity Incentive Compensation
The 2021 ALTEIP grants awarded to the Company’s NEOs continue to be comprised of a mix of 25% RSUs and 75% PSUs, including the special equity grant awarded to Mr. Demmings. The Compensation Committee annually reviews the NEOs’ long-term incentive targets. The target long-term incentive opportunities as a percentage of base salary for each of our NEOs were as follows: 575% for the CEO, 275% for the CFO and between 200% and 365% for each of the other NEOs.

PSUs
PSUs support sustainable long-term stockholder return and closely align the interests of management and stockholders. The maximum payout opportunity for PSUs is capped at 200% of an NEO’s target opportunity. Unless a PSU recipient is retirement eligible, he or she will only receive a payout if he or she remains employed by the Company until the performance determination date following the end of the performance period.
For the 2018 annual PSU awards, the Company made a one-time change in order to align with the Company’s strategic and financial objectives in connection with the acquisition of The Warranty Group (TWG) in May 2018. Performance for the 2018 annual awards is measured with respect to two metrics over a 30-month performance period: (i) TSR relative to the S&P 500 Index (weighted at 60%) and (ii) the realization of net pre-tax synergies in connection with the acquisition of TWG (weighted at 40%), subject to the satisfaction of a threshold NOI EPS goal (excluding reportable catastrophes) in 2020.
For the 2019, 2020 and 2021 annual awards, performance is measured with respect to two equally weighted metrics measured over a three-year performance period: (i) absolute NOI EPS (excluding reportable catastrophes) and (ii) TSR relative to the S&P 500 Index. For the 2019, 2020 and 2021 annual awards, the absolute NOI EPS (excluding reportable catastrophes) goal was adjusted to exclude the expected contributions to the performance goals associated with the sale of the Company’s Global Preneed business.

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The Committee exercised its discretion to make the adjustments in order to neutralize the effect (positive or negative) of the Global Preneed sale on performance.
The changes made by the Compensation Committee to the metrics, index and payout requirements for recent ALTEIP awards are described below.
Performance-Based Long-Term Equity Plan Design Attributes

Metrics and Weighting	For 2019, 2020 and 2021 grants: Relative TSR[1] - 50% Absolute NOI EPS[2] - 50% . For 2018 grants: Relative TSR - 60%[1] Net pre-tax synergies - 40%
Rationale:

The Compensation Committee believes that these metrics align with the Company’s strategic and financial objectives, including to deliver continued profitable growth, after the one-time introduction of net synergies as a metric in 2018 to support the successful integration of the TWG acquisition and the achievement of synergies relating to the acquisition.

Performance Measured Against an Industry Index	TSR measured against S&P 500 Index
Rationale:

The Compensation Committee believes the S&P 500 Index:

•     reflects an appropriate group benchmark following the Company’s exit from more traditional lines of insurance in 2016;

•     represents a well-known and objective benchmark by which the Company’s performance can be measured; and

•     provides a robust sample of companies across different industries.

Payout Considerations
For the relative metric (TSR):

Payout above target if above-median performance is achieved

Payouts capped at 200% of target if the percentile is at or above the 90th percentile

Minimum threshold for payout is the 25th percentile

Payouts for performance between the percentile levels are determined on a straight-line basis using linear interpolation

For the absolute metric(s):

Threshold for payout set at pre-determined performance level

Payouts capped at 200% of target

Payouts for performance levels between the threshold and maximum levels are determined on a straight-line basis using linear interpolation

Rationale: . The Compensation Committee believes the payout opportunity: • supports the Company’s pay for performance philosophy; and • ensures focus on driving stockholder returns over the long term.

1Percentage change on Company stock price plus dividend yield percentage.
2Cumulative three-year NOI EPS excluding reportable catastrophes.

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2018-2020 Performance Cycle
In 2021, the Compensation Committee approved equity payments for PSUs granted in 2018 based on the financial metrics described on the previous page. The Company’s cumulative percentile ranking relative to companies in the S&P 500 Index with regard to TSR over the 2018-2020 performance cycle was in the 61st percentile, which represents a payout at 122% of target. The Company achieved pre-tax synergies of $75.6 million, in excess of publicly-stated goal of $60 million pre-tax synergies, resulting in a payout at 115% of target. The Company satisfied the threshold NOI EPS goal (excluding reportable catastrophes) of $9.64 for 2020. As a result, each NEO received shares of common stock equal to 119% of their target number of PSUs granted in 2018, which represents the average target payouts for TSR and pre-tax synergies. The threshold, target and maximum performance levels for the 2018-2020 performance cycle are reflected in the charts below.
Performance-Based Long-Term Equity Plan Design — TSR Metric

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Performance-Based Long-Term Equity Plan Design — TWG Pre-Tax Synergy Metric

2018-2020 Performance Period
Performance Level	Net Pre-Tax Synergies[1]	Percentage of PSUs that Vest
Maximum	$100	200%
Target	$72	100%
Threshold	$60	50%
Below Threshold	Below $60	0%

1The Dollar amounts are in millions. Subject to the satisfaction of a $9.64 threshold NOI EPS goal (excluding reportable catastrophes) in 2020.
RSUs
RSUs typically vest in equal annual installments over a three-year vesting period and are granted in March of each year.
Special Awards
The Compensation Committee may grant special awards in limited circumstances, including to attract and retain, as applicable, executives critical to the success of the Company’s business strategy over the long term, to recognize a mid-year promotion or service in an interim role, and to recognize significant business events or exceptional individual contributions. While historically these awards typically consisted of RSUs subject to vesting periods structured to support retention across longer periods than annual grants, where possible, special awards now include a performance-based vesting component.
Additional information regarding the PSUs and RSUs awarded under the ALTEIP is provided under the “Additional Information Regarding the Summary Compensation Table and Grants of Plan-Based Awards Table — Long-Term Equity Incentive Awards” on page 60. For additional information on PSUs and RSUs granted to our NEOs in 2021, please see columns (g) and (i), respectively, of the “Grants of Plan-Based Awards” table on page 59.

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III. The Compensation Committee’s Decision-Making Process
The Compensation Committee oversees our executive compensation program and advises the full Board on general aspects of Assurant’s compensation and benefit policies. The Compensation Committee is composed entirely of independent directors, as determined in accordance with its charter, our Corporate Governance Guidelines and applicable New York Stock Exchange (“NYSE”) rules. The Compensation Committee’s charter and our Corporate Governance Guidelines are available under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Annual Compensation Review
The following chart outlines the Compensation Committee’s annual process in setting NEO compensation:

Step 1	Step 2	Step 3
Committee reviews pay for performance analysis and market data prepared by independent compensation consultant.	Committee reviews target direct compensation at companies in Willis Towers Watson general industry surveys and select secondary references.	Committee establishes total direct compensation opportunities for NEOs.
Committee considers input from the CEO on compensation of other NEOs.	(Availability of compensation data typically lags behind annual schedule used to set executive pay.)	(The Committee also reviews the allocations among each component of total direct compensation.)

For 2021, the Compensation Committee evaluated the recommendations of the CEO for the compensation of the other NEOs together with information and analysis provided by Semler Brossy, using data from a general industry survey from Willis Towers Watson, supplemented by several secondary references, including the Willis Towers Watson financial services survey and data from similar-sized companies in the insurance industry. The Compensation Committee exercises its discretion in evaluating, modifying, approving or rejecting the CEO’s recommendations and makes all final decisions with regard to base salary, short-term incentives and long-term incentives for all executive officers, including the NEOs. The Compensation Committee also regularly meets in executive sessions without members of management present to discuss recommendations and make decisions with respect to compensation of the Company’s executive officers.

Input from Management
Our CEO is not involved in the Compensation Committee’s determination of his compensation. Generally, the CEO completes a self-assessment of his own performance against prescribed criteria and each independent director separately assesses the CEO’s performance using the same criteria. The Nominating and Corporate Governance Committee periodically uses an external resource to facilitate the assessment.
The CEO annually reviews the performance and compensation of each of our executive officers relative to a general industry survey from Willis Towers Watson and secondary sources in consultation with the Chief Administrative Officer and makes recommendations regarding their compensation to the Compensation Committee. The CEO also provides input to the Compensation Committee, in consultation with the Company’s CFO and the Chief Administrative Officer, on the ESTIP and ALTEIP performance goals for the Company’s executive officers.

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Input from Independent Compensation Consultant
The Compensation Committee has engaged Semler Brossy as its independent compensation consultant. At the Compensation Committee’s request, Semler Brossy provides analysis and advice, and prepares reports and presentations, on such items as pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation, and relevant market practices and trends with respect to the compensation of our executive officers and non-management directors. At the direction of the Chair of the Compensation Committee, Semler Brossy also participates in the Compensation Committee meetings and reviews materials and management’s recommendations. The decisions made by the Compensation Committee are the responsibility of the Compensation Committee and may reflect factors other than the recommendations and information provided by Semler Brossy. Semler Brossy also reviewed and provided input on the portions of this proxy statement regarding executive and director compensation matters.
Peer Group
The Compensation Committee periodically considers whether a sufficient number of publicly-traded, U.S.-based competitors exists to develop a custom peer group. Many of the Company’s competitors are private companies or subsidiaries of public companies. Given the limited number of public company competitors focused on lifestyle and housing solutions and fee-based, capital light non-insurance offerings, the Compensation Committee determined that for 2021, consistent with recent years, a broad sample of general industry companies regressed to the Company’s revenue size would serve as the most appropriate comparison for evaluating the market competitiveness of pay levels. The Compensation Committee used Willis Towers Watson general industry survey data, which includes a broad representation of companies across a variety of industries, as the primary market reference for evaluating pay positioning when establishing 2021 pay levels. The Compensation Committee supplements its primary reference with several secondary references, including the Willis Towers Watson financial services survey and data from similar-sized companies in the insurance industry. The Compensation Committee referenced target total direct compensation for each NEO with that provided to executives with similar responsibilities at companies included in the general industry survey data described above. Compensation may vary from the median range as necessary to reflect the skills, experience and performance of the individual or the scope of responsibilities for that role. The Compensation Committee received an assessment from Semler Brossy relating to target total direct compensation as described in “Changes to Compensation Levels and Pay Mix in 2021” on page 44. The Compensation Committee will continue to periodically evaluate whether a custom peer group can be developed to provide meaningful comparison for evaluating compensation levels.

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IV. Governance Features of Executive Compensation
Our executive compensation programs are guided by strong governance practices intended to reinforce our pay for performance philosophy, support our culture of accountability and encourage prudent risk management. Summarized below are the key governance features of our executive compensation programs.

Executive Compensation Recoupment (Clawback) Policy
Effective in 2012, the Compensation Committee implemented a policy regarding the recoupment of performance-based incentive compensation awarded to the Company’s key executives on or after such date. The policy provides that, in the event that the Company is required to prepare a restatement of its financial results due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee, on behalf of the Company, may recover the excess of (i) any annual cash incentive and long-term cash or equity-based incentive award amounts provided to any of the Company’s current or former executive officers based on the original financial statements (including any deferrals thereof) over (ii) the amounts that would have been provided based on the restatement. The recovery period may comprise up to three years preceding the date on which the Company is required to prepare the restatement. This is in addition to the clawback requirements of the Sarbanes-Oxley Act of 2002 applicable to the CEO and CFO.

In 2021, the Compensation Committee amended the policy to permit recovery in the event that the Company terminates a key executive’s employment due to specified personal misconduct and expanded the clawback in that instance to include any incentive compensation.

Stock Ownership Guidelines
The Company adopted Stock Ownership Guidelines and holding requirements for its non-employee directors and executive officers. The current Stock Ownership Guidelines are as follows:

Position	Minimum Stock Ownership Requirement
Non-Employee Director	Market value of 5 times annual base cash retainer
Chief Executive Officer	Market value of 6 times current base salary
Other Executive Officers	Market value of 3 times current base salary

Individuals have five years from their permanent appointment to a specified position to acquire the required holdings. Until an individual subject to these Stock Ownership Guidelines meets the required ownership level, such individual is generally prohibited from selling or otherwise transferring more than 50% of the net shares of common stock acquired upon any vesting of RSUs or PSUs (after deducting shares used to pay applicable taxes). As of December 31, 2021, all of our non-employee directors and NEOs were in compliance with the Company’s Stock Ownership Guidelines, taking into account the five-year transition period noted above.

Prohibition on Hedging and Pledging Transactions
Employees, including the NEOs, and directors are subject to the Company’s Insider Trading Policy, which prohibits them from engaging in hedging or monetizing transactions, such as zero-cost collars and forward sale contracts, with respect to Company securities they own or that are subject to their control. The

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Company’s Insider Trading Policy also prohibits employees and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Timing of Equity Grants
The Company does not coordinate the timing of equity awards with the release of material non-public information. Annual equity awards are granted on March 16 of each year.

Tax and Accounting Implications
Code Section 162(m) limits the federal income tax deductibility of certain compensation amounts in excess of $1 million paid to certain executive officers. The Compensation Committee continues to emphasize performance-based compensation to attract, retain and reward strong executives. While the Compensation Committee generally seeks to pay compensation that is tax-deductible, it reserves the right to pay non-deductible compensation to the extent it deems appropriate.
The compensation that we pay to the NEOs is reflected in our consolidated financial statements as required by GAAP. The Compensation Committee considers the financial statement impact, along with other factors, in determining the amount and form of compensation provided to executives. We account for stock-based compensation under the ALTEIP and all predecessor plans in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation.

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V. Benefits
Assurant’s NEOs participate in the same health care, disability, severance, life insurance, pension and 401(k) benefit plans made available generally to the Company’s U.S. employees. In addition, they are eligible for certain change of control benefits, supplemental retirement plans and executive disability benefits described below.

Change of Control
Assurant is party to a change of control agreement (a “COC Agreement”) with each of its NEOs. The purpose of these COC Agreements is to enable our executives to focus solely on maximizing stockholder value in the context of a change of control transaction without regard to personal concerns related to job security.
The COC Agreements with our NEOs contain a “double trigger,” meaning that benefits are generally payable only upon a termination of employment “without cause” by the Company or for “good reason” by the executive within two years following a change of control. Executives who have COC Agreements are also subject to non-compete and non-solicitation provisions. These agreements do not contain excise tax gross-up provisions. Additional information regarding the COC Agreements is provided under “Narrative to Potential Payments Upon Termination or Change of Control — Change of Control Agreements” on page 75.
Retirement Plans
We have an Executive 401(k) Plan (the “Executive 401(k) Plan”) and a 401(k) Plan (the “401(k) Plan”). These retirement plans are intended to provide our NEOs with competitive levels of income replacement upon retirement to attract and retain talent in key positions. The Executive 401(k) Plan is designed to replace income levels capped under the 401(k) Plan by the Code. Additional information regarding these plans is provided under “Nonqualified Deferred Compensation Plans” table on page 68.
We have an Executive Pension Plan (the “Executive Pension Plan”), a Supplemental Executive Retirement Plan (the “SERP”) and a Pension Plan (the “Pension Plan”). The Executive Pension Plan replaces income levels capped under the Pension Plan by the Code. The SERP supplements the pension benefits provided under the Pension Plan, Executive Pension Plan and Social Security so that total income replacement from these programs equals up to 50% of an NEO’s base salary plus annual incentive target. All three plans were frozen and no additional benefits have accrued since 2016. Additional information regarding these plans is provided under “Pension Benefits” on page 64.
Deferred Compensation Plans
Each of the NEOs is eligible to participate in the Amended and Restated Assurant Deferred Compensation Plan (the “ADC Plan”). The ADC Plan enables key employees to defer a portion of eligible compensation, which is notionally invested in a variety of mutual funds. Additional information regarding the ADC Plan is provided under “Nonqualified Deferred Compensation Plans” table on page 69.
Long-Term Disability Benefits
As part of the Company’s general benefits program, the Company provides Long-Term Disability (“LTD”) coverage for all benefits-eligible employees under a group policy. As an additional benefit, each NEO is eligible for Executive LTD coverage, which provides a maximum monthly benefit of $10,000. The combined maximum LTD (group LTD and Executive LTD) benefit is $25,000 per month. Additional information regarding Executive LTD benefits is provided in footnote 4 to the Summary Compensation Table on page 57.

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Compensation Committee Report
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. On the basis of such review and discussions, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2021 Annual Report on Form 10-K.
Compensation Committee
Lawrence V. Jackson, Chair
J. Braxton Carter
Juan N. Cento
Harriet Edelman
Paul J. Reilly

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Executive Compensation
Summary Compensation Table
The following table sets forth the cash and other compensation earned by the NEOs for all services in all capacities during 2021, 2020 and 2019 as applicable.
Summary Compensation Table for Fiscal Years 2021, 2020 and 2019

Name and Principal Position [1]	Year	Salary ($)	Bonus ($)	Stock Awards [2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings [3] ($)	All Other Compen-sation [4] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Alan B. Colberg, President and Chief Executive Officer	2021	1,200,000	—	7,273,698	—	2,227,200	—	803,882	11,504,780
	2020	1,192,692	—	7,326,852	—	2,169,600	574,018	592,804	11,855,966
	2019	1,008,846	—	6,325,137	—	1,632,160	689,937	499,602	10,155,682
Richard S. Dziadzio, Executive Vice President and Chief Financial Officer	2021	680,000	—	1,971,330	—	788,800	—	344,918	3,785,048
	2020	679,231	—	1,985,638	—	768,400	—	236,703	3,669,972
	2019	659,250	—	1,994,158	—	666,600	—	206,160	3,526,168
Gene E. Mergelmeyer, Executive Vice President and Chief Operating Officer	2021	734,500	—	2,322,986	—	1,065,025	530,297	267,104	4,919,912
	2020	733,673	—	2,339,859	—	1,037,481	1,242,517	296,032	5,649,562
	2019	712,192	—	2,350,060	—	900,163	1,716,576	270,198	5,949,189
Keith W. Demmings, Executive Vice President and President, Assurant, Inc. (effective May 18, 2021)	2021	636,808	—	2,760,315	—	791,020	—	267,093	4,455,236
	2020	544,423	—	1,302,140	—	615,850	—	144,213	2,606,626
	2019	528,736	—	1,957,100	—	428,240	—	102,701	3,016,777
Francesca L. Luthi, Executive Vice President and Chief Administrative Officer	2021	525,000	—	1,106,962	—	609,000	—	146,901	2,387,863
	2020	494,808	—	1,401,953	—	562,221	—	104,136	2,563,118

1The titles included in this column (a) are as of December 31, 2021. Following Mr. Colberg’s May 2021 announcement of his retirement, to occur January 1, 2022, we transitioned the role of President to Keith Demmings, effective May 18, 2021. Mr. Demmings transitioned to the role of President and Chief Executive Officer of the Company as of January 1, 2022.
2The amounts reported in column (e) for 2021, 2020 and 2019 represent awards of PSUs and RSUs, which are consistent with the grant date fair values of each award computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. Please see column (k) in the Grants of Plan-Based Awards table on page 59 for the closing price on the grant date for 2021 awards.
The amounts included in column (e) for PSUs were computed based on the achievement of target level performance for each award. As described in “CD&A — Long-Term Equity Incentive Compensation — PSUs” on page 47, payouts for PSU awards can range from no payout to 200% maximum payout.
Assuming the achievement of maximum level performance for each NEO, the amounts in column (e) representing only PSUs would be as follows: (i) for awards granted in 2021: $11,097,534 for Mr. Colberg; $3,007,583 for Mr. Dziadzio; $3,544,104 for Mr. Mergelmeyer; $4,211,404 for Mr. Demmings; and $1,688,819 for Ms. Luthi; (ii) for awards granted in 2020: $11,203,737 for Mr. Colberg; $3,036,294 for Mr. Dziadzio; $3,577,945 for Mr. Mergelmeyer;

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$1,991,138 for Mr. Demmings; and $1,349,767 for Ms. Luthi; and (iii) for awards granted in 2019: $9,771,702 for Mr. Colberg; $3,080,791 for Mr. Dziadzio; $3,630,677 for Mr. Mergelmeyer; and $1,799,139 for Mr. Demmings.
Please see Footnote 21, Stock Based Compensation—Performance Share Units, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC (the “2021 Form 10-K”) for a discussion of the assumptions used in this valuation.
3The change in pension value is the aggregate change in the actuarial present value of the respective NEO’s accumulated benefit under the Company’s three defined benefit pension plans (the SERP, the Executive Pension Plan and the Pension Plan) from December 31, 2020 to December 31, 2021, from December 31, 2019 to December 31, 2020 and from December 31, 2018 to December 31, 2019. For each plan, the change in the pension value is determined as the present value of the NEO’s accumulated benefits as of December 31, 2019, December 31, 2020 or December 31, 2021 plus the amount of any benefits paid from the plan during the year less the present value of the accumulated benefits as of December 31, 2018, December 31, 2019 or December 31, 2020, as applicable. Present values of accumulated benefits as of December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021 use the same assumptions as included in the financial statements in the Company’s Annual Reports on Form 10-K for the fiscal years ending December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021, respectively, as filed with the SEC. Effective February 29, 2016, the accrual of additional benefits under the SERP, the Executive Pension Plan and the Pension Plan was frozen.
The change in pension value and non-qualified deferred compensation losses for 2021 were as follows: $111,260 for Mr. Colberg.
4The table below details the amounts reported in the “All Other Compensation” column, which includes premiums paid for Executive LTD, Company contributions to the Executive 401(k) Plan, Company contributions to the 401(k) Plan, dividends and dividend equivalents, and certain other amounts during 2021:

Name	Executive LTD	Company Contributions to Executive 401(k)	Company Contri-butions to 401(k)	Dividends and Dividend Equivalents [a]	Other Amounts	Total
Alan B. Colberg	$6,284	$184,776	$17,400	$595,422	$—	$803,882
Richard S. Dziadzio	$5,670	$69,504	$17,400	$252,344	$—	$344,918
Gene E. Mergelmeyer	$9,493	$88,919	$17,400	$151,292	$—	$267,104
Keith W. Demmings	$5,841	$57,759	$17,400	$186,093	$—	$267,093
Francesca L. Luthi	$4,120	$47,833	$17,400	$77,548	$—	$146,901

aThe amounts in this column reflect the dollar value of dividends and dividend equivalents paid in 2021 on unvested RSUs that were not factored into the grant date fair value required to be reported for these awards in column (e). The amounts in column (i) of the Summary Compensation Table for prior years reflect the dollar value of dividends and dividend equivalents paid on unvested awards of RSUs in those respective years that were not factored into the grant date fair value required to be reported for these awards in column (e). Dividend equivalents were paid on 2018 PSUs for shares vested in 2021. No dividends or dividend equivalents were paid on PSUs granted in 2021, 2020 or 2019.

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Grants of Plan-Based Awards
The table below sets forth individual grants of awards made to each NEO during 2021.

Grants of Plan-Based Awards Table for Fiscal Year 2021

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
		Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Alan B. Colberg	3/16/2021	—	—	—	—	—	—	12,555	—	—	1,724,931
	3/16/2021	—	—	—	18,833	37,666	75,332	—	—	—	5,548,767
	—	0	1,920,000	3,840,000	—	—	—	—	—	—	—
Richard S. Dziadzio	3/16/2021	—	—	—	—	—	—	3,403	—	—	467,538
	3/16/2021	—	—	—	5,104	10,208	20,416	—	—	—	1,503,792
	—	0	680,000	1,360,000	—	—	—	—	—	—	—
Gene E. Mergelmeyer	3/16/2021	—	—	—	—	—	—	4,010	—	—	550,934
	3/16/2021	—	—	—	6,015	12,029	24,058	—	—	—	1,772,052
	—	0	918,125	1,836,250	—	—	—	—	—	—	—
Keith W. Demmings	3/16/2021	—	—	—	—	—	—	2,231	—	—	306,517
	3/16/2021	—	—	—	3,347	6,694	13,388	—	—	—	986,127
	5/18/2021	—	—	—	—	—	—	2,193	—	—	348,095
	5/18/2021	—	—	—	3,289	6,578	13,156	—	—	—	1,119,576
	—	0	681,914	1,363,828	—	—	—	—	—	—	—
Francesca L. Luthi	3/16/2021	—	—	—	—	—	—	1,911	—	—	262,552
	3/16/2021	—	—	—	2,866	5,732	11,464	—	—	—	844,410
	—	0	525,000	1,050,000	—	—	—	—	—	—	—

1The values in columns (c), (d), and (e) are based on multiplying a 0 (threshold), 1 (target), and 2 (maximum) multiplier times each NEO’s annual incentive target award percentage. The actual annual incentive award earned by each NEO for 2021 performance is reported in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
2As described in the “CD&A — Long-Term Equity Incentive Compensation — PSUs” on page 47, payouts for PSU awards can range from no payment to 200% maximum payout.
3The base price of 2021 RSU awards is equal to the closing price of our common stock on the grant date. The grant date fair value of each RSU award was computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date.
The base price of 2021 PSU awards and the grant date fair value of each PSU award were computed in accordance with FASB ASC Topic 718 based on achievement of target performance. Please see Footnote 21, Stock Based Compensation - Performance Share Units, to the consolidated financial statements included in the Company’s 2021 Form 10-K for a discussion of the assumptions used in this valuation.

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Additional Information Regarding the Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Incentive Awards
Annual incentive awards are paid pursuant to the ESTIP. After the end of each year, the Compensation Committee certifies the amount of the Company’s net income and the maximum award amounts that can be paid under the ESTIP. The Compensation Committee then has discretion to pay an incentive award that is less than the applicable maximum. For 2021, the Compensation Committee exercised discretion to reduce participants’ awards by applying the performance goals described in the CD&A under “Annual Incentive Compensation” beginning on page 46. The threshold, target and maximum payout amounts disclosed in the Grants of Plan-Based Awards Table reflect the application of the performance goals.

Long-Term Equity Incentive Awards
Equity-based awards to our NEOs are currently granted under the ALTEIP. Generally, RSUs vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to full or partial acceleration in connection with certain qualifying events. The RSUs granted upon hiring or as special awards generally vest over a five-year period, with four 10% increments vesting on each of the first four anniversaries of the grant date and the remaining 60% vesting on the fifth anniversary of the grant date. Awards of RSUs to our NEOs vest subject to the applicable NEO’s continued employment through the applicable vesting dates. Dividend equivalents on RSUs are paid in cash during the vesting period. Participants do not have voting rights with respect to RSUs.
Generally, PSUs vest on the third anniversary of the grant date, subject to a participant’s continuous employment through the vesting date and the level of performance achieved. The PSU award for 2018 was an exception to this general rule because of the TWG acquisition and vested over a 30-month period ending in March 2021, subject to a participant’s continuous employment through the vesting date and the level of performance achieved with respect to TSR and the amount of net pre-tax synergies realized in connection with the TWG acquisition, subject to the satisfaction of a threshold NOI EPS goal (excluding reportable catastrophes) in 2020. Dividend equivalents on PSUs are accrued and paid in cash at the end of the performance period in accordance with the level of performance achieved. Participants do not have voting rights with respect to PSUs.
For a discussion of the role of long-term equity incentive compensation in our overall NEO compensation program, as well as an explanation of the ratio of long-term equity incentive compensation to total compensation, please see “CD&A — Mix of Target Total Direct Compensation Elements” and “— Long-Term Equity Incentive Compensation” on pages 44 and 47, respectively.

58	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Outstanding Equity Awards at Fiscal Year End
The table below provides information concerning unexercised options and stock that has not vested for each NEO outstanding as of December 31, 2021.

Outstanding Equity Awards Table for Fiscal Year 2021

Option Awards					Stock Awards[1]
Name	Number of Securities Underlying Unexer-cised Options (#) Exer-cisable	Number of Securities Underlying Unexercised Options (#) Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexer-cised Unearned Options (#)	Option Exer-cise Price ($)	Option Expir-ation Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2] ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Alan B. Colberg						12,555	[5]	1,956,822
									87,466	[10]	13,632,451
									61,681	[11]	9,613,601
									18,833	[12]	2,935,311
Richard S. Dziadzio						1,532	[3]	238,778
						3,715	[4]	579,020
						3,403	[5]	530,392
									27,576	[10]	4,297,995
									16,716	[11]	2,605,356
									5,104	[12]	795,509
Gene E. Mergelmeyer						4,010	[5]	624,999
									32,498	[10]	5,065,138
									19,698	[11]	3,070,130
									6,015	[12]	937,498
Keith W. Demmings						895	[3]	139,495
						2,436	[4]	379,675
						2,231	[5]	347,724
						2,193	[9]	341,801
						3,000	[6]	467,580
						4,800	[7]	748,128
									16,104	[10]	2,509,969
									10,962	[11]	1,708,537
									3,347	[12]	521,663
									3,289	[13]	512,624
Francesca L. Luthi						465	[3]	72,475
						1,652	[4]	257,481
						1,911	[5]	297,848
						4,000	[8]	623,440
						3,000	[6]	467,580
									8,356	[10]	1,302,366
									7,431	[11]	1,158,196
									2,866	[12]	446,695

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1These columns represent awards under the ALTEIP. Awards are PSUs or RSUs.
2Value was determined using the December 31, 2021 closing price of our common stock of $155.86.
3This RSU award was granted on March 16, 2019 and vests in three equal annual installments on each of the first three anniversaries of the grant date.
4This RSU award was granted on March 16, 2020 and vests in three equal annual installments on each of the first three anniversaries of the grant date.
5This RSU award was granted on March 16, 2021 and vests in three equal annual installments on each of the first three anniversaries of the grant date.
6This RSU award was granted on November 16, 2017 and vests in four 10% installments on each of the first four anniversaries of the grant date. The remaining 60% installment vests on the fifth anniversary of the grant date.
7This RSU award was granted on November 16, 2019 and vests in four 10% installments on each of the first four anniversaries of the grant date. The remaining 60% installment vests on the fifth anniversary of the grant date.
8This RSU award was granted on July 15, 2020 and vests in two 20% installments on each of the first two anniversaries of the grant date. The remaining 60% installment vests on the third anniversary of the grant date.
9This RSU award was granted on May 18, 2021 and vests in three equal annual installments on each of the first three anniversaries of the grant date.
10This PSU award was granted on March 16, 2019 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance goals. The values for this award in columns (i) and (j) are reported at maximum level, as the Company’s ranked cumulative performance relative to applicable index is expected to exceed the applicable performance goals. The ultimate payout under this PSU award is based on a final determination of performance during the full 2019-2021 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.
11This PSU award was granted on March 16, 2020 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance goals. The values for this award in columns (i) and (j) are reported at the target level, as the Company’s ranked average performance for 2020 - 2021 relative to applicable index was not expected to exceed the applicable performance goals as of the date of filing of this this proxy statement. The ultimate payout under this PSU award is based on a final determination of performance during the full 2020-2022 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.
12This PSU award was granted on March 16, 2021 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance goals. The values for this award in columns (i) and (j) are reported at the threshold level, as the Company’s ranked average performance for 2021 relative to applicable index was not determinable as of the date of filing of this this proxy statement. The ultimate payout under this PSU award is based on a final determination of performance during the full 2021-2023 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.
13This PSU award was granted on May 18, 2021 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance goals. The values for this award in columns (i) and (j) are reported at the threshold level, as the Company’s ranked average performance for 2021 relative to applicable index was not determinable as of the date of filing of this this proxy statement. The ultimate payout under this PSU award is based on a final determination of performance during the full 2021-2023 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.

60	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Option Exercises and Stock Vested in Last Fiscal Year
The following table provides information regarding all RSUs and PSUs held by the NEOs that vested during 2021 on an aggregated basis.

Option Exercises and Stock Vested Table for Fiscal Year 2021

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[1]
(a)	(b)	(c)	(d)		(e)
Alan B. Colberg	—	—	68,799	[3]	9,452,295
			6,853		941,534
			13,707	[2]	1,867,168
Richard S. Dziadzio	—	—	6,000		934,560
			3,265		448,578
			29,792	[3]	4,093,123
			1,532		210,481
			1,857		255,133
Gene E. Mergelmeyer	—	—	14,914	[3]	2,049,034
			2,188		300,609
			4,378	[2]	596,371
Keith W. Demmings	—	—	1,382		189,873
			19,450	[3]	2,672,236
			895		122,964
			600		96,336
			1,218		167,341
			500		80,280
Francesca L. Luthi	—	—	788		108,263
			6,222	[3]	854,841
			464		63,749
			825		113,347
			1,000		156,050
			500		80,280

1The value realized on exercise or vesting was determined using the closing price of our common stock on the exercise or vesting date (or prior trading day if the exercise or vesting date fell on a weekend or holiday).
2This amount represents the value of outstanding RSU awards granted to Messrs. Colberg and Mergelmeyer in 2020 that, in accordance with the terms of the applicable award agreements, became fully vested in 2021 because Messrs. Colberg and Mergelmeyer are eligible for retirement. Payouts in respect of these awards will continue in accordance with the applicable vesting schedule, subject to full payout in the event of an actual retirement from employment (in compliance with Code Section 409A). Accordingly, the amount of compensation actually realized upon a payout will be based on the then-fair market value of the common stock and may differ from the amount set forth above. Messrs. Colberg and Mergelmeyer retired from employment January 3, 2022.
3These amounts represent the value of PSU awards granted in 2018 that, in accordance with the terms of the applicable award agreements, became fully vested in 2021. The performance ranking for these awards exceeded the median performance of the peer group which resulted in a final payout amount of 119% of target shares awarded.

61	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Pension Benefits
The Company maintains three defined benefit pension plans. The Company maintains the Pension Plan, a broad-based, tax qualified, defined benefit pension plan. In addition, the Company maintains two nonqualified executive defined benefit pension plans: the SERP and the Executive Pension Plan. The Pension Plan, Executive Pension Plan and SERP were frozen and no additional benefits have accrued since February 29, 2016.

The table below provides information for each defined benefit plan that provides for pension payments to the NEOs.

Pension Benefits Table for Fiscal Year 2021

Name	Plan Name	Number of Years of Credited Service[1] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Alan B. Colberg[2]	Pension Plan	4	30,900	—
	Executive Pension Plan	4	127,862	—
	SERP	4.9167	3,737,806	—
Richard S. Dziadzio	Pension Plan	—	—	—
	Executive Pension Plan	—	—	—
	SERP	—	—	—
Gene E. Mergelmeyer[2]	Pension Plan	18.38	836,410	—
	Executive Pension Plan	18.38	533,339	—
	SERP	18.5	10,558,771	—
Keith W. Demmings[3]	Pension Plan	3	23,625	—
	Executive Pension Plan	3	48,783	—
	SERP	—	—	—
Francesca L. Luthi	Pension Plan	2	15,600	—
	Executive Pension Plan	2	19,283	—
	SERP	—	—	—

1None of the NEOs have more years of credited service under any of the plans than actual years of service with the Company.
2As of December 31, 2021, Mr. Colberg and Mr. Mergelmeyer met the Pension Plan and Executive Pension Plan requirements for retirement eligibility (age 55 with 10 years of service) and Mr. Mergelmeyer met the SERP requirements for normal retirement eligibility (age 62 with 4 years and 10 months of service).
3Although Mr. Demmings has been employed by the Company since 1997, his service outside the U.S. is not recognized for Pension Plan and Executive Pension Plan purposes.

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The Pension Plan
Eligible employees hired by the Company prior to January 1, 2014 were generally able to participate in the Pension Plan after completing one year of service with the Company. Employees hired by the Company on or after January 1, 2014 were not eligible to participate in the Pension Plan. Each active plan participant on December 31, 2000 was given the choice to continue having his or her benefits calculated under the applicable prior plan formula or to have his or her benefits determined under the current pension formula. Benefits for employees joining (or rejoining) the plan after December 31, 2000 were determined under the current pension formula. Mr. Mergelmeyer is covered under the prior plan formula. Messrs. Colberg, Demmings and Ms. Luthi are covered under the current plan formula. Mr. Dziadzio is not eligible to participate in the Pension Plan.
Under the current plan formula, the lump sum value of the benefit is based on the participant’s accumulated annual accrual credits multiplied by their final average earnings, but is not less than the present value of accrued benefits under the prior plan formula. Final average earnings (for both the current and prior plan formula) is defined as the highest average annual compensation for five consecutive complete calendar years of employment during the 10 consecutive complete calendar years immediately prior to the plan freeze date. As set forth below, annual accrual credits are measured in percentages and increase as participants reach certain credited service milestones.

Years of Service	Credit
Years 1 through 10	3%
Years 11 through 20	6%
Years 21 through 30	9%
Years 31 and over	12%

Under the current plan formula, the present value of accumulated benefits as of December 31, 2021 is determined as the lump sum value of the benefit based on the participant’s accumulated annual accrual credits and final average earnings (limited by Section 401(a)(17) of the Code), which were frozen as of February 29, 2016, and are not less than the present value of accrued benefits under the prior plan formula as of December 31, 2000.
The prior plan formula is calculated by taking (a) 0.9% multiplied by final average earnings up to Social Security covered compensation multiplied by years of credited service (up to 35 years) plus (b) 1.3% multiplied by final average earnings in excess of Social Security covered compensation multiplied by years of credited service (up to 35 years) plus (c) 1.3% multiplied by final average earnings multiplied by years of credited service in excess of 35. Under the prior plan formula, the present value of accumulated benefits as of December 31, 2021 is determined based on the accrued plan benefit at that date and assumes the following: (1) the executive will retire from Assurant at age 65, (2) 45% of executives will receive their payments in the form of a life annuity and 55% of executives will receive their payments in the form of a 50% joint and survivor annuity, and (3) the present value of annuity benefits is based on an interest rate assumption of 2.79% and the MILES—Banking, Finance and Insurance mortality table with MMP-2021 improvements.
The normal retirement age for the Pension Plan is 65. Benefits are actuarially reduced for any payment prior to age 65. A participant covered under the prior plan formula generally can commence his or her benefit at age 55, provided that he or she has accrued 10 years of vesting service, or elect to commence benefits at age 65. Participants covered under the current plan formula may immediately commence their benefit at termination of employment or they may elect to defer the commencement up to age 65. A participant becomes 100% vested in the benefits under the current plan formula after three years of vesting service. If the participant elected to participate in the prior plan formula, the benefits will become vested after five years of vesting service. All of the participating NEOs are 100% vested. If the participant is married, the normal form of payment is a 50% joint and survivor annuity. If the participant is not married, the normal form of payment is a life annuity.

63	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

The Executive Pension Plan
Eligible employees hired by the Company prior to January 1, 2014 were generally able to participate in the Executive Pension Plan after completing one year of service with the Company and when their eligible compensation exceeded the Section 401(a)(17) compensation limit. Employees hired by the Company on or after January 1, 2014 were not eligible to participate in the Executive Pension Plan. For participants who were covered under the prior plan formula, eligible compensation was capped for 2016 at $420,000 and this cap was adjusted annually for inflation. Eligible compensation for participants covered under the current plan formula was not capped. With respect to the plan formula to determine benefits, the elections made under the Pension Plan on December 31, 2000 also applied to the Executive Pension Plan. Mr. Mergelmeyer is covered under the prior plan formula. Messrs. Colberg, Demmings and Ms. Luthi are covered under the current plan. Mr. Dziadzio is not eligible to participate in the Executive Pension Plan.
A participant’s benefit under the Executive Pension Plan is equal to the benefit he or she would have received under the Pension Plan at normal retirement age (65), recognizing all eligible compensation (not subject to the limit in the Code) reduced by the benefit payable under the Pension Plan. The benefits under the Executive Pension Plan are payable only in a lump sum following termination of employment. Payments will be made following termination of employment and are subject to the restrictions under Code Section 409A. Credited service for determining a participant’s benefit under each of these formulas began after an employee began participating in the plan and was frozen as of February 29, 2016. A participant becomes 100% vested in the benefits under the Executive Pension Plan after three years of service if the participant has elected to participate in the current plan formula, and after five years of service if the participant has elected to participate in the prior plan formula. All participating NEOs are 100% vested.
The methodology for determining the present value of the accumulated benefits under the Executive Pension Plan uses the same assumptions and methodologies as the Pension Plan described above, except that benefits calculated under the prior plan formula are paid as a lump sum rather than an annuity. For current plan formula participants, the present value of accumulated benefits as of December 31, 2021 is determined as the lump sum value of the benefit based on the participant’s accumulated annual accrual credits and unlimited final average earnings, which were frozen as of February 29, 2016, offset by the Pension Plan benefits. For prior plan benefits, the present value of accumulated benefits as of December 31, 2021 is based on the benefit produced under the prior plan formula converted to a lump sum payment at the plan’s normal retirement age of 65. The prior plan lump sum conversion basis at retirement consists of the greater of an interest rate of 4.00% and the 1994 Group Annuity Mortality Table and segmented high-quality corporate bond rates using the mortality required by Section 417(e) of the Code, as updated by the Pension Protection Act of 2006 (the “PPA”). Accordingly, the lump sum values shown are based on an interest rate of 1.02% for years 0-5, 2.72% for years 5-20 and 3.08% for years 20+. The present value of the lump sum payment is determined using a pre-retirement interest rate of 2.68%.

The SERP
Prior to January 1, 2014, executives were nominated by the Company and approved by the Compensation Committee for participation in the SERP. Under the SERP, when a participant terminates employment, he or she is entitled to a benefit equal to a “Target Benefit” that is offset by the participant’s benefit payable from the Pension Plan, the Executive Pension Plan and the participant’s estimated Social Security benefit. The Target Benefit is equal to 50% of the participant’s eligible compensation as of February 29, 2016 multiplied by a fraction, not to exceed 1.0, whose numerator is equal to the number of months of credited service, which was frozen as of February 29, 2016, and whose denominator is equal to 240. After 20 years of credited service and turning age 62 or 65, as applicable, a participant will earn a full 50% benefit under the SERP payable as a life annuity. Generally, credited service is based on the participant’s years of service with the Company. If a participant was formerly employed by an acquired company, then service with that company may be recognized under the SERP at the discretion of the Compensation Committee. No additional credited service was earned after February 29, 2016. For participants who joined the SERP

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between January 1, 2007 and December 31, 2009, the normal retirement age is 62. For participants who joined the SERP on or after January 1, 2010, the normal retirement age is 65. Mr. Mergelmeyer was approved for participation in the SERP between January 1, 2007 and December 31, 2009, so his normal retirement age is 62. Mr. Colberg was approved for participation in the SERP after January 1, 2010, so his normal retirement age is 65. A participant commences vesting in the SERP on the second anniversary of participation and continues to vest at the rate of 3% for each month of employment thereafter with the Company. The only form of payment available under the SERP to participating NEOs is a single lump payment that is the actuarial equivalent of the SERP benefit payable as a life annuity. Messrs. Dziadzio, Demmings and Ms. Luthi are not eligible to participate in the SERP.

As of December 31, 2021, Messrs. Colberg and Mergelmeyer were 100% vested in their SERP benefits. Of the participating NEOs, Mr. Colberg had not attained normal retirement age as of December 31, 2021; therefore, if he had had terminated employment on or prior to that date, his SERP benefit would have been actuarially reduced to reflect his age. Mr. Mergelmeyer attained normal retirement age as of December 31, 2021; therefore if he had terminated employment on or prior to that date, his SERP benefit would not have needed to be actuarially reduced.
The present value of the accumulated benefits as of December 31, 2021 was determined based on the December 31, 2021 accrued benefit using the base salary, target ESTIP award and credited service as of February 29, 2016. The present value of the accumulated benefits as of December 31, 2021 was determined assuming the following: (1) the executives will retire from Assurant at the plan’s normal retirement age; (2) the executives will receive their benefits in accordance with their current form of payment elections; (3) the present value of single lump sum benefits is determined using an interest rate of 2.68% to the retirement date and a lump sum conversion factor at retirement. The lump sum conversion basis at retirement consists of the greater of an interest rate of 4.00% and the 1994 Group Annuity Mortality Table and segmented high-quality corporate bond rates using the mortality required by Section 417(e) of the Code, as updated by the PPA. Accordingly, the lump sum values shown are based on an interest rate of 1.02% for years 0-5, 2.72% for years 5-20 and 3.08% for years 20+. The present value of the lump sum payment is determined using a pre-retirement interest rate of 2.68%. The lump sum value shown for Mr. Mergelmeyer is based on September 2021 monthly bond segment rates of 0.70% for years 0-5, 2.55% for years 5-20 and 3.06% for years 20+. The mortality is based on the Section 417(e) mortality prescribed by the PPA. The lump sum value shown for Mr. Colberg is based on November 2021 monthly bond segment rates of 1.02% for years 0-5, 2.72% for years 5-20 and 3.08% for years 20+. The mortality is based on the Section 417(e) mortality prescribed by the PPA.

Number of Years of Credited Service
The number of years of credited service varies between the plans. Eligibility for the Pension Plan and Executive Pension Plan was based on a one-year waiting period from date of hire and resulted in the same amount of credited service under both plans. Service outside the U.S. is not recognized for Pension Plan and Executive Pension Plan purposes. Mr. Demmings has prior service outside the U.S. that was not recognized. Eligibility under the SERP generally recognized all service with the Company; however, if a participant was formerly employed by an acquired company, then service with that company may or may not have been recognized under the SERP at the discretion of the Compensation Committee. Mr. Mergelmeyer has prior service that was not recognized. No additional credited service was earned after February 29, 2016 for the Pension Plan, Executive Pension Plan and the SERP.

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.
Nonqualified Deferred Compensation Plans
The table below sets forth, for each NEO, information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Company currently maintains the ADC Plan, which was established in 2005 and provides for the deferral of compensation on a basis that is not tax-qualified. Before the enactment of Code Section 409A and establishment of the ADC Plan in 2005, we sponsored the American Security Insurance Company Investment Plan (the “ASIC Plan”). After the enactment of Code Section 409A, the ASIC Plan was frozen and only withdrawals are permitted. The Executive 401(k) Plan is a nonqualified defined contribution plan.

Nonqualified Deferred Compensation Plans Table for Fiscal Year 2021

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY [1,2] ($)	Aggregate Earnings in Last FY [1] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE [1] ($)
(a)		(b)	(c)	(d)	(e)	(f)
Alan B. Colberg	ADC Plan	—	(3)	—	—	—
	Executive 401(k) Plan	(4)	184,776	140,857	—	1,847,909
	TOTAL	—	184,776	140,857	—	1,847,909
Richard S. Dziadzio	ADC Plan	—	(3)	—	—	—
	Executive 401(k) Plan	(4)	69,504	40,314	—	424,615
	TOTAL	—	69,504	40,314	—	424,615
Gene E. Mergelmeyer	ADC Plan	778,111	(3)	466,801	—	4,773,511
	ASIC	(4)	(4)	64,208	—	1,038,363
	Executive 401(k) Plan	(4)	88,919	182,366	—	2,053,517
	TOTAL	778,111	88,919	713,375	—	7,865,391
Keith W. Demmings	ADC Plan	—	(3)	—	—	—
	Executive 401(k) Plan	(4)	57,759	52,960	—	488,437
	TOTAL	—	57,759	52,960	—	488,437
Francesa L. Luthi	ADC Plan	—	(3)	—	—	—
	Executive 401(k) Plan	(4)	47,833	49,674	—	412,763
	TOTAL	—	47,833	49,674	—	412,763

1The amounts in column (c) were reported as 2021 compensation in the “All Other Compensation” column of the Summary Compensation Table as follows: for Mr. Colberg, $184,776; for Mr. Dziadzio, $69,504; for Mr. Mergelmeyer, $88,919; for Mr. Demmings, $57,759; and for Ms. Luthi, $47,833 of Company contributions to the Executive 401(k) Plan.
The NEOs’ aggregate earnings in the last fiscal year reported in column (d) with respect to the ADC Plan and ASIC Plan, as applicable, represent the notional capital gains or losses on investments in publicly available mutual funds

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and notional interest and dividends held in the plans during 2021. The Company does not provide any preferential or above market earnings or contributions. These earnings are not reported in any column of the Summary Compensation Table. With respect to the Executive 401(k) Plan, the aggregate earnings represent the notional capital gains or losses, interest and dividends on the aggregate balance during 2021. Similarly, the Company does not provide any above market or preferential earnings and these earnings are not reported in the Summary Compensation Table.
For the Executive 401(k) Plan, the following amounts that make up the totals in column (f) were reported as compensation in the “All Other Compensation” column of the Summary Compensation Table for the 2019, 2020 and 2021 fiscal years, as applicable: for Mr. Colberg, $148,057 for 2019, $152,391 for 2020 and $184,776 for 2021; for Mr. Dziadzio, $65,373 for 2019, $63,650 for 2020 and $69,504 for 2021; for Mr. Mergelmeyer, $84,720 for 2019, $82,709 for 2020 and $88,919 for 2021; for Mr. Demmings $41,260 for 2020 and $57,759 for 2021; and for Ms. Luthi, $33,920 for 2020 and $47,833 for 2021.
2The Executive 401(k) Plan amounts reported in this column reflect the Company contribution to the Executive 401(k) Plan (6% of eligible compensation in excess of the limit under Section 401(a)(17) of the Code).
3The Company does not currently make any contributions to the ADC Plan.
4Because the ASIC Plan has been frozen since January 1, 2005, no contributions could have been made during fiscal year 2021. The Executive 401(k) Plan does not provide for participant contributions.
Narrative to Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table
The ADC Plan
Participation in the ADC Plan is restricted to a select group of management or highly compensated employees of the Company and to our non-employee directors. Under the terms of the ADC Plan, deferral elections can be made once a year with respect to base salary, incentive payments or (with respect to any non-employee director) director fees to be earned in the following year. Amounts deferred under the ADC Plan are notionally invested in accordance with participant elections among various publicly available mutual funds and any notional earnings or losses are credited to a deemed investment account. The Company does not provide any above market earnings or preferential earnings to participants. Each deferral must remain in the ADC Plan for at least one full calendar year, until July 1 of the following year or until the earlier of termination, disability or death. Deferrals cannot be changed or revoked during the plan year, except as permitted by applicable law. Upon a voluntary or involuntary termination (including retirement) or disability, participants can withdraw their account balances from the ADC Plan in a lump sum or in annual installments over five, 10 or 15 years or other agreed upon installment schedule between the participant and the administrator. As a result of Section 409A, certain key employees (including the NEOs) are subject to a six-month waiting period for distributions from the ADC Plan following termination.

The ASIC Plan
Prior to the establishment of the ADC Plan in 2005, Mr. Mergelmeyer was eligible to participate in the ASIC Plan. The ASIC Plan permitted key employees to exchange a portion of their compensation for options to purchase certain publicly available mutual funds. The Company did not provide any above market earnings or preferential earnings to the participants. The ASIC Plan was frozen as of January 1, 2005. Since then, participants have been able to withdraw amounts from the ASIC Plan and have the ability to change their investment elections, but all subsequent deferrals of compensation have been made under the ADC Plan.

The Executive 401(k) Plan
Eligible employees may generally participate in the Executive 401(k) Plan after their eligible compensation exceeds the compensation limit under the Code ($290,000 for 2021). The Company made an annual

67	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

contribution for each participant in the Executive 401(k) Plan equal to 6% of eligible compensation in excess of the limit. The participants select among various publicly available mutual funds in which the contributions are deemed to be invested on a tax deferred basis. The Company does not provide any above market earnings or preferential earnings to the participants. Please see footnote 4 to the Summary Compensation Table on page 58 for quantification of Company contributions to the Executive 401(k) Plan in 2021.
Benefits under the Executive 401(k) Plan are payable only in a lump sum following termination of employment. Payments made following termination of employment are subject to the restrictions of Code Section 409A, including the six-month delay described above. A participant becomes vested in the benefits under the Executive 401(k) Plan after two years of service. All of the NEOs are 100% vested in their Executive 401(k) Plan benefit.

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Potential Payments Upon Termination or Change of Control
The following section sets forth for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with termination of employment under the circumstances described below on December 31, 2021.

Potential Payments Upon Termination or Change of Control Table on December 31, 2021

Name	Payout if Terminated Voluntarily 12/31/21 Not Retirement[1]	Payout if Terminated Voluntarily 12/31/21 Retirement[1]	Payout if Terminated Involuntarily 12/31/21[2]	Payout if Terminated Upon Change of Control 12/31/21	Payout if Terminated Upon Death 12/31/21	Payout if Terminated Upon Disability 12/31/21
	(a)	(b)	(c)	(d)	(e)	(f)
Alan B. Colberg
STIP Award	—	—	—	960,000	—	—
Long-Term Equity Awards[3]	—	19,323,679	19,323,679	27,151,124	16,008,225	16,008,225
Executive Pension Plan[4]	—	127,862	127,862	127,862	127,862	127,862
SERP[5]	—	3,644,918	3,644,918	3,644,918	3,644,918	3,644,918
Executive 401(k) Plan[6]	—	1,847,909	1,847,909	1,847,909	1,847,909	1,847,909
Welfare Ben. Lump Sum[7]	—	—	5,431	44,995	—	—
Severance	—	—	1,200,000	6,240,000	—	—
Outplacement[8]	—	—	7,000	7,000	—	—
TOTAL	—	24,944,368	26,156,799	40,023,808	21,628,914	21,628,914
Richard S. Dziadzio
STIP Award	—	—	—	340,000	—	—
Long-Term Equity Awards[3]	—	—	4,651,330	7,693,561	4,651,330	4,651,330
Executive Pension Plan[4]	—	—	—	—	—	—
SERP[5]	—	—	—	—	—	—
Executive 401(k) Plan[6]	424,615	—	424,615	424,615	424,615	424,615
Welfare Ben. Lump Sum[7]	—	—	5,431	41,391	—	—
Severance	—	—	680,000	2,720,000	—	—
Outplacement[8]	—	—	7,000	7,000	—	—
TOTAL	424,615	—	5,768,376	11,226,567	5,075,945	5,075,945

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Name	Payout if Terminated Voluntarily 12/31/21 Not Retirement[1]	Payout if Terminated Voluntarily 12/31/21 Retirement[1]	Payout if Terminated Involuntarily 12/31/21[2]	Payout if Terminated Upon Change of Control 12/31/21		Payout if Terminated Upon Death 12/31/21	Payout if Terminated Upon Disability 12/31/21
	(a)	(b)	(c)	(d)		(e)	(f)
Gene E. Mergelmeyer
STIP Award	—	—	—	459,063		—	—
Long-Term Equity Awards[3]	—	6,566,538	6,566,538	9,066,376		5,481,440	5,481,440
Executive Pension Plan[4]	—	540,894	540,894	540,894		501,138	540,894
SERP[5]	—	10,558,771	10,558,771	10,558,771		10,558,771	10,558,771
Executive 401(k) Plan[6]	—	2,053,517	2,053,517	2,053,517		2,053,517	2,053,517
Welfare Ben. Lump Sum[7]	—	—	3,813	39,083		—	—
Severance	—	—	960,500	3,125,142	9	—	—
Outplacement[8]	—	—	7,000	7,000		—	—
TOTAL	—	19,719,720	20,691,033	25,849,846		18,594,866	18,634,622
Keith W. Demmings
STIP Award	—	—	—	340,957		—	—
Long-Term Equity Awards[3]	—	—	3,749,992	7,456,498		3,749,992	3,749,992
Executive Pension Plan[4]	48,783	—	48,783	48,783		48,783	48,783
SERP[5]	—	—	—	—		—	—
Executive 401(k) Plan[6]	488,437	—	488,437	488,437		488,437	488,437
Welfare Ben. Lump Sum[7]	—	—	5,431	41,442		—	—
Severance	—	—	700,000	2,647,471		—	—
Outplacement[8]	—	—	7,000	7,000		—	—
TOTAL	537,220	—	4,999,643	11,030,588		4,287,212	4,287,212
Francesca L. Luthi
STIP Award	—	—	—	262,500		—	—
Long-Term Equity Awards[3]	—	—	2,393,074	4,421,592		2,393,074	2,393,074
Executive Pension Plan[4]	19,283	—	19,283	19,283		19,283	19,283
SERP[5]	—	—	—	—		—	—
Executive 401(k) Plan[6]	412,763	—	412,763	412,763		412,763	412,763
Welfare Ben. Lump Sum[7]	—	—	5,432	37,655		—	—
Severance	—	—	525,000	2,100,000		—	—
Outplacement[8]	—	—	7,000	7,000		—	—
TOTAL	432,046	—	3,362,552	7,260,793		2,825,120	2,825,120

1As of December 31, 2021, Mr. Colberg and Mr. Mergelmeyer met the requirements for retirement eligibility (age 55 with 10 years of service). Accordingly, their voluntary termination would be considered a retirement and column (a) “Payout if Terminated Voluntarily 12/31/21 Not Retirement” would not apply. Because none of the other NEOs were retirement eligible as of December 31, 2021, the column entitled “Payout if Terminated Voluntarily 12/31/21 Retirement” does not apply to them.

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2The values in this column reflect an involuntary termination for reasons other than for cause. In the event of an involuntary termination for cause, the same amounts would be payable except (1) the NEOs would not receive a SERP payment and (2) the NEOs would not receive a pro-rata vesting with respect to their ALTEIP grants.
3These amounts assume accelerated vesting and/or exercise of all or a portion of unvested equity awards on December 31, 2021 based on the closing stock price of $155.86 on December 31, 2021. These amounts also reflect accelerated vesting in the event of a change of control of the Company (with the exception of Mr. Colberg and Mr. Mergelmeyer) and pro-rata vesting in the event of death, disability or an involuntary termination for reasons other than cause. PSU amounts are computed based on the achievement of target level performance for each award.
For Mr. Colberg and Mr. Mergelmeyer, the values in columns (b) and (c) reflect accelerated vesting of unvested equity awards granted prior to 2021 as they met the requirements for retirement eligibility. Equity awards granted to Mr. Colberg and Mr. Mergelmeyer prior to 2021 under the ALTEIP plan would be accelerated as of December 31, 2021 since they meets the requirements for retirement eligibility; and equity awards granted in 2021 would be forfeited.
For all NEOs, values in column (d) assumes a hypothetical corporate change of control.
4Executive Pension Plan benefits are payable only as a lump sum payment and as soon as administratively feasible following termination (in compliance with Code Section 409A).
5SERP payments are all shown as the present value of the retirement benefit.
6This amount includes the Company’s contribution to the Executive 401(k) Plan made in 2021.
7This amount represents a one-time lump sum payment by the Company that equals the value of Company paid premiums for the medical, dental, life insurance and disability plans as of December 31, 2021 for 18 months based on the individual’s benefit election (in accordance with Code Section 409A).
8This amount represents the Company’s best estimate of the costs of outplacement services for an NEO.
9This amount represents lump sum severance following Section 280G of the Code cutback pursuant to the terms of Mr. Mergelmeyer’s agreement.

Narrative to Potential Payments Upon Termination or Change of Control
The following is a description of the information reported in the Potential Payments Upon Termination or Change of Control Table, including the material terms of the Change of Control Agreements and the methodology and material assumptions made in calculating the Executive Pension Plan and SERP benefits payable in the event of disability or death. The material terms of the Executive Pension Plan and the SERP are described in “Pension Benefits” on page 66. The material terms of the ADC Plan and the Executive 401(k) Plan are described in the “Narrative to Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table” on page 69. Additional information on the ALTEIP is provided in the CD&A and in “Additional Information Regarding the Summary Compensation Table and Grants of Plan-Based Awards” on page 60.

Treatment of Annual Incentive Awards
Under the ESTIP, if a participant’s employment is terminated during a performance period due to disability or death, the Compensation Committee may grant the participant an award in any amount the Compensation Committee deems appropriate. If a participant’s employment is terminated during a performance period due to retirement, any award for that participant will be subject to the maximum limits under the ESTIP (participant’s allocated portion of 5% of the Company’s net income as defined under the ESTIP), based on the amount of the Company’s net income for the full performance period. If a participant’s employment terminates for any other reason, any award paid to that participant will be subject to the maximum limits described above, pro-rated to reflect the number of days in the performance period that the participant was employed. Upon a change of control of the Company, each participant will be paid an amount based on the level of achievement of the performance goals as determined by the Compensation Committee no later than the date of the change of control.

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Accelerated and Pro-rated Vesting of Equity Awards
Under the ALTEIP, which was approved by stockholders in May 2017, amended in May 2019 and which is the plan currently used for all equity-based grants to our NEOs, a change of control coupled with a termination of employment without cause or for good reason within two years of the change of control would result in all RSUs vesting in full and PSUs vesting based on the greater of: (i) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the length of time within the performance period that has elapsed prior to the change of control or (ii) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the change of control for which performance can, as a practical matter, be determined).
Upon a termination due to death or disability, RSUs and PSUs vest on a pro-rata basis (subject, in the case of PSUs, to the level of performance achieved). RSUs and PSUs are settled in full upon retirement (subject, in the case of PSUs, to the level of performance achieved), except for grants made in the year of retirement, which are forfeited. RSUs and PSUs vest on a pro-rata basis upon an involuntary termination without cause (subject, in the case of PSUs, to the level of performance achieved), and are forfeited upon a voluntary termination.

The SERP
As of December 31, 2021, Messrs. Colberg and Mergelmeyer were 100% vested in their SERP benefits. Messrs. Dziadzio and Demmings and Ms. Luthi are not eligible to participate in the SERP. Mr. Colberg had not not attained normal retirement age as of December 31, 2021; therefore, if he had terminated employment on or prior to that date, his SERP benefit would have been actuarially reduced to reflect his age. Mr. Mergelmeyer attained normal retirement age as of December 31, 2021; therefore if he had terminated employment on or prior to that date, his SERP benefit would not have needed to be actuarially reduced.
If there is a change of control with respect to the Company or operating segment, and within two years after the change of control a participant’s employment is terminated without cause or the participant terminates employment for good reason (as defined in the SERP), then (1) the participant will become 100% vested in his or her SERP benefit; (2) the participant will be credited with 36 additional months of service for purposes of computing his or her target benefit; (3) the actuarial reduction for commencement of the SERP benefit prior to normal retirement age will be calculated as though the participant was 36 months older than his or her actual age; and (4) the participant may receive his SERP benefit following a change of control at a time and in an optional form that is different than the time and optional form that he or she would receive under circumstances not related to a change of control. This election may not be changed within one year prior to the participant’s termination date. In the event of a termination of employment other than as described above, the following applies: (i) a participant will automatically become 100% vested in his or her SERP benefit in the event of death or disability; and (ii) a participant will forfeit any remaining benefit in the event he or she is terminated for cause or commits a material breach of certain covenants regarding non-competition, confidentiality, non-solicitation of employees or non-solicitation of customers.

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The Executive 401(k) Plan
The benefits under the Executive 401(k) Plan are payable only in a lump sum following termination of employment. Payments made following termination of employment are subject to the restrictions of Code Section 409A.
Change of Control Agreements
The Company is a party to a COC Agreement with each NEO. The COC Agreements generally provide that if, during the two-year period following a change of control (as defined in the COC Agreements), the executive’s employment is terminated by the Company other than for cause or disability, or by the executive for good reason (each as defined in the COC Agreements), the executive would be entitled to receive, subject to the execution of a release of claims, within 60 days of the termination (or such later date that may be required by tax laws governing deferred compensation), a payment equal to 0.5 times the target annual ESTIP award for the year in which the date of termination occurs, an amount of cash severance equal to two times the sum of the executive’s annual base salary plus target ESTIP award, a lump sum payment equal to 18 months’ worth of company contribution towards health care and life insurance, and outplacement benefits.
The COC Agreement does not provide for an excise tax gross-up. Rather, in the event of a change of control, our NEOs are entitled to receive either (i) the full benefits payable in connection with a change of control (whether under the COC Agreement or otherwise) or (ii) a reduced amount that falls below the applicable safe harbor provided under Section 280G of the Code, whichever amount generates the greater after-tax value for the executive.
Termination in Anticipation of a Change of Control. If an executive’s employment with the Company is terminated by the Company without cause prior to the date on which a change of control occurs, and if it is reasonably demonstrated by the executive that such termination of employment was initiated by the Company after the public announcement of a proposed transaction that ultimately results in a change of control, then the executive will be entitled to the severance and other benefits under the executive’s COC Agreement, as described above.
Funding of Severance Payment Obligations. Within five business days of the executive’s date of termination after a change of control, the Company must establish and fund a trust in an amount of cash equal to the amount of the severance payments to which the executive may become entitled under the COC Agreements.
“Change of Control” Definition. For purposes of the agreements, a change of control is defined as:

•a change in a majority of the Company’s Board (the “Incumbent Board”) excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest;
•an acquisition by an individual, entity or a group of 30% or more of the Company’s common stock or voting securities (excluding an acquisition directly from the Company, by the Company, by an employee benefit plan of the Company or pursuant to a transaction described immediately below);
•consummation of a merger, consolidation, reorganization or similar transaction, or sale of all or substantially all of the Company’s assets other than a business combination in which all or substantially all of the stockholders of the Company receive 50% or more of the stock of the company resulting from the business combination;
•a transaction or series of transactions approved by the Company’s stockholders that results in the sale or disposition of all or substantially all of the Company’s assets; or
•stockholder approval of a complete liquidation or dissolution of the Company.
Restrictive Covenants. Under the COC Agreements, commencing on the change of control date and continuing for one year after termination of employment, executives may not: (i) engage in activity

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competitive with the Company (including as an employee or officer of a competitor), (ii) solicit employees of the Company to leave the employ of the Company, or (iii) solicit customers of the Company to cease doing business with the Company. In addition, executives may not disparage the Company for two years following termination of employment.

Amounts Previously Earned and Payable Regardless of Termination or Change of Control
The amounts reflected in the Potential Payments Upon Termination or Change of Control Table show payments that the NEOs could only receive in the event of termination or change of control. The amounts reflected below were earned in previous years and were already available to the NEOs through withdrawal or exercise regardless of termination or change of control. These amounts include deferred compensation balances held in the ASIC Plan and/or ADC Plan.
The following amounts would have been available on December 31, 2021 for withdrawal or exercise by the NEOs regardless of termination or change of control: for Mr. Mergelmeyer, $1,038,363 from the ASIC Plan, and $4,773,511 from the ADC Plan.
CEO Pay Ratio
For 2021, we used the same median employee who we identified in 2020 since there has been no change in our employee population or compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. We identified the median employee in 2020 by ranking the total cash compensation, including base pay, overtime and cash incentive pay, for all employees, excluding our CEO, who were employed by the Company as of October 1, 2020. We selected October 1, 2020 as our determination date to allow additional time to collect the required pay details and complete the calculation. We used the following methodology, consistently applied across the entire global employee population, to rank our employee population to determine our median employee:

•We included all U.S. and non-U.S. employees, employed on a full-time, part-time or temporary basis such that the calculation covered 13,779 employees as of October 1, 2020.
•Actual base pay during the period October 2, 2019 through October 1, 2020 was used for all participants. No compensation components were annualized.
•We included overtime pay and cash incentive compensation, including shift differentials, referral bonuses, “sign-on” bonuses, and commission incentives paid during the period October 2, 2019 through October 1, 2020.
•For the non-US population, a 12-month average of the monthly exchange rates (October 2019 - September 2020) was used to convert all foreign currency payments to U.S. dollars.
•We did not rely on any other material assumptions, adjustments (such as cost-of-living adjustments) or estimates (such as statistical sampling) with respect to total cash compensation for purposes of employee ranking.

Our median employee was determined to be a full-time, domestic employee. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we used for our CEO as set forth in the 2021 Summary Compensation Table found on page 57. For 2021, we estimate that our CEO to median employee pay ratio is 258.2, the annual total compensation for the median employee was $44,558 and the annual total compensation for our CEO was $11,504,780.

Our 2021 pay ratio is intended to be a reasonable estimate calculated in a manner consistent with SEC rules. Given the different methodologies that various public companies use to determine their estimates of pay ratio, including the different assumptions, exclusions, estimates and methodologies allowed under the

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SEC rules, and differing employment and compensation practices among companies, our reported pay ratio should not be used as basis of comparison between the Company and other companies.

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Director Compensation
The following table sets forth the cash and other compensation earned by or accrued to the non-management members of the Board for all services in all capacities during the fiscal year ended December 31, 2021. Mr. Colberg was not eligible to participate in the Assurant Amended and Restated Directors Compensation Plan (the “Directors Compensation Plan”) and did not receive any compensation for his service as a director.
Director Compensation Table for Fiscal Year 2021

Name [1]	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [2]	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Paget Alves	100,000	160,097	—	—	—	—	260,097
J. Braxton Carter	100,000	160,097	—	—	—	—	260,097
Juan N. Cento	100,000	160,097	—	—	—	—	260,097
Harriet Edelman	120,000	160,097	—	—	—	—	280,097
Lawrence V. Jackson	120,000	160,097	—	—	145,133	—	425,230
Jean-Paul L. Montupet	120,000	160,097	—	—	—	—	280,097
Debra Perry	120,000	160,097	—	—	20,513	1,000	301,610
Ogi Redzic	100,000	160,097	—	—	—	—	260,097
Paul J. Reilly	115,000	160,097	—	—	—	—	275,097
Elaine D. Rosen	280,000	160,097	—	—	—	—	440,097
Robert W. Stein	125,000	160,097	—	—	—	—	285,097

1The amounts reported in this column are consistent with the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The grant date fair value of the stock awards granted in 2021 equals the amount disclosed in column (c). As of December 31, 2021, each director, except Mr. Alves, Mr. Redzic and Mr. Carter held 2,439 unvested RSUs. Mr. Alves and Mr. Redzic held 2,319 unvested RSUs as of December 31, 2021. Mr. Carter held 1,935 unvested RSUs as of December 31, 2021.
2The amounts set forth in column (f) reflect notional investment gains on the deferred director fees that were credited to the ADC Plan account in 2021. For additional information regarding the ADC Plan, see “Narrative to Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table — The ADC Plan” on page 69.

Narrative to the Director Compensation Table
Fees Earned or Paid in Cash
The Directors Compensation Plan provides for an annual retainer for non-management directors of $100,000, payable in cash quarterly. Additional annual retainers were paid under the Directors Compensation Plan to the Chair of the Board and committee Chairs as follows: (i) Chair of the Board: $180,000; (ii) Audit Committee Chair: $25,000; (iii) Audit Committee Vice Chair: $15,000; (iv) Compensation Committee Chair: $20,000; (v) Finance and Risk Committee Chair: $20,000; (vi) Information

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Technology Committee Chair: $20,000; and (vii) Nominating and Corporate Governance Committee Chair: $20,000.
The Directors Compensation Plan also provides for reimbursement of reasonable travel expenses in connection with attending meetings of our Board and its committees and other Company functions where the director’s attendance is requested by our CEO. A participant may elect to have any cash amounts payable under the Directors Compensation Plan deferred under the ADC Plan. The Company does not make any contributions to, or provide any preferential or above market earnings under, the ADC Plan.
Restricted Stock Unit Awards
In addition to cash compensation, the Directors Compensation Plan provides that each non-employee director will receive, on the date he or she first becomes a non-employee director, an initial award of RSUs having an aggregate fair market value on the grant date equal to $160,000, which was increased in 2021 from $140,000 in 2020. In no event will a director receive an initial award of RSUs if the next annual meeting of our stockholders is within four months of the date he or she becomes a director. On the day following each annual meeting of our stockholders, each non-employee director then in office will receive an annual award of RSUs having a fair market value on the grant date equal to $160,000.
Initial RSU grants vest in three equal annual installments on each of the first three anniversaries of the grant date, and annual RSU grants vest in three equal annual installments on the day immediately preceding the date of the annual meeting of stockholders in each of the three years following the grant date. All RSUs vest in full in the event of a change of control (as defined in the ALTEIP) or upon retirement after reaching age 55 and completing at least five consecutive years of service on the Board. Settlement of the shares are deferred until separation from the Board. Quarterly dividend equivalents earned throughout the vesting period on awards granted accumulate and are paid in cash upon separation from the Board.
The maximum number of shares that may be granted to any non-employee director under the ALTEIP in any calendar year is limited to a number that, combined with any cash fees or other compensation, does not exceed $600,000 in total value based on the share value on the date of grant (or $800,000 under extraordinary circumstances as determined by the Board).
All Other Compensation
Directors are eligible to participate in the Assurant Employee Matching Gifts Program to support charities with U.S.-based Section 501(c)(3) status or equivalent charitable status as recognized in other countries. The Assurant Foundation matches up to $1,000 per calendar year for charitable contributions made by each director.

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Equity Compensation Plan Information

The following table shows aggregate information, as of December 31, 2021, with respect to compensation plans under which equity securities of Assurant are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights[1]	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))[2]
Equity Compensation Plans Approved by Security Holders	2,049,666	—	3,807,578
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,049,666	—	3,807,578

1This amount reflects securities to be issued under outstanding awards of RSUs and PSUs as of December 31, 2021. For outstanding awards of PSUs, the amount reflects the number of securities that could be issued if the maximum level of performance is achieved. Assuming achievement of target level performance under outstanding PSUs, the amount in column (a) would be 1,338,550.
2This amount is comprised of 2,274,952 shares of common stock available for issuance under the Assurant, Inc. Amended and Restated 2004 Employee Stock Purchase Plan and 1,532,626 shares of common stock available for issuance under the ALTEIP.

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Transactions with Related Persons
Transactions with Related Persons
There were no related person transactions in 2021 requiring disclosure under SEC rules and there are no such currently proposed transactions. The Company engages in ordinary course business transactions with certain related persons, or entities in which related persons serve as officers, directors or affiliates, and in which such related persons do not have a direct or indirect material interest. See “Corporate Governance—Director Independence” for a description of certain ordinary course business transactions and relationships with our directors.

Review, Approval and Monitoring of Transactions with Related Persons
The Nominating and Corporate Governance Committee (the “Nominating Committee”) adopted the Assurant, Inc. Related Person Transactions Policy and Procedures. The policy applies to transactions of at least $120,000 in which the Company is or was to be a participant and in which a related person has a direct or indirect material interest. Generally, related persons are the Company’s directors, executive officers, nominees for director, their immediate family members and beneficial owners of five percent or more of the Company’s outstanding common stock.
Policy
The Company’s policy is to enter into related person transactions only when the Nominating Committee determines that such transaction is in, or is not inconsistent with, the interests of the Company and its shareholders.

Procedures
•Related persons must notify the Company’s law department in advance of any potential related person transaction. The Company’s law department also obtains information relating to potential related person transactions through various methods, including annual director and executive officer questionnaires and conflict of interest questionnaires.
•If the law department determines that the proposed transaction is a related person transaction and is not an ordinary course transaction (such as certain financial services, including insurance, provided by the Company to a related person and investment management services provided to the Company’s employee benefit plans), which have been pre-approved by the Nominating Committee, it will submit the proposed transaction to the Nominating Committee for review at its next meeting. If it is not practicable to wait until then, the Nominating Committee may call a special meeting or the Chair of the Nominating Committee may consider the proposed transaction and report his or her decision at the next regularly scheduled Nominating Committee meeting.
•The Nominating Committee will review the facts of all such transactions, including the reasonable prior review for potential conflicts of interest by the Company’s law department, the benefits to the Company, the extent of the related person’s interest in the transaction, any impact on a director’s independence or status as a “non-employee director” and the terms generally available to unrelated third parties under similar circumstances. Any transaction determined to be inconsistent with the interests of the Company and its shareholders is prohibited. The Nominating Committee will then either approve or disapprove the entry into such transaction. If advance approval is not feasible, then the transaction will be considered and, if appropriate, ratified at the next Nominating Committee meeting.
•No director will participate in any discussion or approval of a transaction in which he or she is a related person.

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•If a related person transaction is approved and will be ongoing, the Nominating Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Nominating Committee, at least annually, will review and assess the ongoing transaction and determine whether or not it should be permitted to continue.

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Security Ownership of Certain Beneficial Owners
The following table provides, with respect to each person or entity known by Assurant to be the beneficial owner of more than five percent of Assurant’s outstanding common stock as of February 10, 2022, (a) the number of shares of common stock beneficially owned (based upon the most recently reported number of shares beneficially owned as of the date the person or entity filed a Schedule 13G with the SEC) and (b) the percentage of all outstanding shares of common stock represented by such ownership as of February 10, 2022 (based upon 55,187,553 shares of common stock outstanding as of that date).

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class
The Vanguard Group, Inc.[1]	6,864,464	12.4%
T. Rowe Price Associates, Inc.[2]	6,144,501	11.1%
BlackRock, Inc.[3]	5,058,940	9.2%
FMR LLC[4]	3,367,476	6.1%
State Street Corporation[5]	3,100,539	5.6%

1The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, filed a Schedule 13G/A on February 9, 2022 with respect to the beneficial ownership of 6,864,464 shares of common stock as of December 31, 2021. The Vanguard Group, Inc. indicated that it had sole voting power with respect to 0 shares of common stock, shared voting power with respect to 91,009 shares of common stock, sole dispositive power with respect to 6,633,475 shares of common stock and shared dispositive power with respect to 230,989 shares of common stock.
2T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, filed a Schedule 13G/A on February 14, 2022 with respect to the beneficial ownership of 6,144,501 shares of common stock as of December 31, 2021. T. Rowe Price Associates, Inc. indicated that it had sole voting power with respect to 2,461,773 shares of common stock and sole dispositive power with respect to 6,144,501 shares of common stock.
3BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, filed a Schedule 13G/A on February 3, 2022 with respect to the beneficial ownership of 5,058,940 shares of common stock as of December 31, 2021. BlackRock, Inc. indicated that it had sole voting power with respect to 4,545,268 shares of common stock and sole dispositive power with respect to 5,058,940 shares of common stock. BlackRock, Inc. indicated that it filed this Schedule 13G/A on behalf BlackRock, Inc. and certain of its subsidiaries.
4FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, filed a Schedule 13G on February 9, 2022 with respect to the beneficial ownership of 3,367,476 shares of common stock as of December 31, 2021. FMR LLC indicated that it had sole voting power with respect to 277,404 shares of common stock and sole dispositive power with respect to 3,367,476 shares of common stock. FMR LLC indicated that it filed this Schedule 13G on behalf of FMR LLC, and certain of its subsidiaries and affiliates (including Abigail P. Johnson, a director, Chairman and Chief Executive Officer of FMR LLC) and other companies.
5State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, filed a Schedule 13G on February 10, 2022 with respect to the beneficial ownership of 3,100,539 shares of common stock as of December 31, 2021. State Street Corporation indicated that it had shared voting power with respect to 2,456,006 shares of common stock and shared dispositive power with respect to 3,095,971 shares of common stock. State Street Corporation indicated that it filed this Schedule 13G on behalf of State Street Corporation and certain of its subsidiaries.

81	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Security Ownership of Directors and Executive Officers
The following table provides information concerning the beneficial ownership of common stock as of February 10, 2022 by Assurant’s Chief Executive Officer, Chief Financial Officer, and each of Assurant’s other NEOs for 2021, each director and all current directors and executive officers as a group. On December 31, 2021, Mr. Colberg retired as Chief Executive Officer from the Company, and on January 1, 2022, Mr. Demmings became Chief Executive Officer of the Company.. As of February 10, 2022, we had 55,187,553 outstanding shares of common stock. Except as otherwise indicated, all persons listed below (a) have sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership of their shares and (b) do not beneficially own any shares of the Company’s 6.50% Series D Mandatory Convertible Preferred Stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned[1]	Percentage of Class
Alan B. Colberg	174,822	*
Richard S. Dziadzio	37,332	*
Gene E. Mergelmeyer	80,015	*
Keith W. Demmings	27,679	*
Francesca L. Luthi	2,738	*
Elaine D. Rosen	20,635	*
Paget L. Alves	1,025	*
J. Braxton Carter	2,414	*
Juan N. Cento	23,759	*
Harriet Edelman	4,063	*
Lawrence V. Jackson	20,418	*
Jean-Paul L. Montupet	14,480	*
Debra J. Perry	4,063	*
Ogi Redzic	1,205	*
Paul J. Reilly	15,104	*
Robert W. Stein	15,460	*

All current directors and executive officers as a group (18 persons)	217,324	*

*Less than one percent of class.
1For Mr. Mergelmeyer, includes 69,821 shares of common stock held by the GRMergelmeyer Family Trust. For Mr. Stein, includes 851 shares of common stock held by the Robert W. Stein Revocable Living Trust and Christine M. Denham Revocable Living Trust, Tenants in Common. Also includes 1,500 shares of common stock held by the Denham Stein Family Foundation. Because Mr. Stein serves as a trustee of this tax-exempt charitable foundation, Mr. Stein is deemed to “control” these 1,500 shares in which he has no economic interest.
For certain NEOs and current executive officers, includes RSUs that will vest (regardless of any delivery delayed in connection with a retirement) on or within 60 days of February 10, 2022 in exchange for the following amounts of common stock as of February 10, 2022: for Mr. Colberg, 31,122 shares; for Mr. Dziadzio, 4,523 shares; for Mr. Mergelmeyer, 10,194 shares; for Mr. Demmings, 2,856 shares; and for Ms. Luthi, 1,928 shares.
For certain directors, includes vested RSUs and RSUs that will vest on or within 60 days of February 10, 2022 in exchange for the following amounts of common stock as of February 10, 2022: 10,670 shares for each of Ms. Rosen and Messrs. Cento, Jackson, Montupet, Reilly and Stein; 4,063 shares for each of Ms. Edelman and Ms. Perry; 1,205 shares for each of Messrs. Alves and Redzic; and 464 shares for Mr. Carter. The settlement of such shares is deferred until separation from the Board.
RSUs that will vest on or within 60 days of February 10, 2022 in exchange for shares of common stock, for all current directors and executive officers as a group, totaled 90,505.

82	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Audit Committee Matters
Audit Committee Report
The Audit Committee of the Board of Directors of the Company consists of four independent directors and operates under a written charter, adopted and reviewed annually by the Board. The charter describes in greater detail the full responsibilities of the Audit Committee. Among other things, the Audit Committee assists the Board in its oversight of the Company’s financial accounting and reporting processes; the activities, qualifications, performance and independence of the Company’s independent registered public accounting firm and internal auditors; the design and operating effectiveness of the Company’s internal control over financial reporting and the related internal control environment; and the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee reviews the Company’s policies with respect to risk assessment and risk management and coordinates with the Finance and Risk Committee with respect to oversight of risk management and enterprise risk management activities. Additional information regarding the role of the Board in risk oversight can be found in the “Corporate Governance” section of this proxy statement.

During fiscal 2021, the Audit Committee’s oversight responsibilities also included the timely and continuing consideration of risks related to the COVID-19 pandemic, including its impact on the Company’s financial accounting and reporting processes, and on the effectiveness of the Company’s internal control over financial reporting and the related internal control environment.
Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements; for maintaining appropriate accounting and financial reporting processes; for the design and operating effectiveness of the Company’s internal control over financial reporting and related procedures; and for the execution of the Company’s risk management function. In performing its oversight function, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements of the Company as of and for the year ended December 31, 2021 and management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2021. Management’s assessment is included in Management’s Annual Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”). In connection with that review, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company maintained effective internal control over financial reporting as of December 31, 2021. In consultation with management and with input from the Company’s independent registered public accounting firm, the Audit Committee reviews the effectiveness of the internal audit function. In addition, the Audit Committee has reviewed and discussed with management the Company’s policies with respect to risk assessment and risk management, including the guidelines and policies that govern the process by which risk management is undertaken.
PricewaterhouseCoopers LLP (“PwC”) serves as the Company’s independent registered public accounting firm and has served in this role since 2000. Each year, the Audit Committee, in consultation with management and the Company’s head of internal audit, reviews PwC’s performance and considers whether to reappoint PwC, subject to stockholder ratification, to serve as the Company’s independent registered public accounting firm for the current fiscal year. In that review, the Audit Committee considers, among other things, the continued independence of PwC, PwC’s tenure serving the Company, whether PwC’s provision of non-audit services to the Company is compatible with maintaining its independence, and the quality and efficiency of the services provided, as well as the depth of the firm’s and audit team’s expertise and experience in the Company’s industry. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In addition, the Audit Committee assesses the qualifications and performance of the lead engagement partner and other principal team members of the independent

83	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

registered public accounting firm, and the Audit Committee and its Chair are involved in the selection of the new lead engagement partner at least every five years or when otherwise required by law. The most recent new lead engagement partner commenced service following the completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2020. The Audit Committee is responsible for pre-approving and regularly reviewing all services, fees and terms associated with the Company’s retention of its independent registered public accounting firm.
The Audit Committee has reviewed and discussed with PwC their report and related opinion on the fair presentation of the Company’s consolidated financial statements as of and for the year ended December 31, 2021, as well as the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, has discussed with PwC the independence of the firm, has reviewed and discussed with PwC critical audit matters identified by PwC during the audit, and has considered all of the above-referenced communications as well as all audit, audit-related and non-audit services provided by PwC.
On the basis of the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the 2021 Form 10-K.
Audit Committee
Robert W. Stein, Chair
Paul J. Reilly, Vice Chair
J. Braxton Carter
Harriet Edelman

Fees of Principal Accountants
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of PwC, our independent registered public accounting firm. The Audit Committee is required to pre-approve all audit or non-audit engagements with the independent registered public accounting firm. The Audit Committee has delegated to the Audit Committee Chair the authority to pre-approve audit or non-audit service engagements with the independent registered public accounting firm involving aggregate potential fees of up to $250,000 per engagement. Any such services that are pre-approved by the Chair must then be reported and ratified at the next regularly scheduled Audit Committee meeting.
In approving any non-audit services, the Audit Committee, or its Chair when applicable, considers whether the proposed services are prohibited under current law or regulations. In order to approve the proposed non-audit services, the Audit Committee, or its Chair when applicable, also must be of the opinion that the proposed services, both individually and collectively with all other provided services, will not impair the independence of the independent registered public accounting firm in connection with its audit opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting. The Audit Committee also receives assurances from the independent registered public accounting firm that the proposed engagement is not a prohibited service under applicable laws and regulations and that the proposed service will not impair the auditors’ independence in connection with its audit opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.
The following table sets forth the aggregate fees for PwC for the fiscal years ended December 31, 2021 and 2020:

84	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

	2021	2020
Description of Fees[1]	Amounts (in thousands)	Amounts (in thousands)
Audit Fees[2]	$14,131	$14,071
Audit-Related Fees[3]	$2,524	$3,562
Tax Fees[4]	$98	$247
All Other Fees[5]	$18	$1

1Fees include out-of-pocket expenses of $195,000 and $225,000 for 2021 and 2020, respectively, which were incurred by PwC and billed to the Company in connection with the respective services.
2Audit fees primarily consisted of professional services rendered for the audit of the Company’s consolidated financial statements and effectiveness of its internal control over financial reporting, as well as those subsidiary and statutory audits directly related to the performance of the consolidated audit and review of financial statements included in the Company’s Form 10-Q filings.
3Audit-related fees primarily consisted of professional services rendered in connection with control attestation services, benefit plan audits, due diligence services, subsidiary and statutory audits that are not directly related to the performance of the consolidated audit, consultation on accounting and financial reporting matters, consultation on new accounting standards, information technology pre-implementation services and other agreed upon procedures.
4Tax fees were for professional services rendered in connection with tax planning, including fees for compliance services.
5All other fees were for professional services rendered in connection with various consulting services.

85	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Incorporation by Reference
The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Assurant under the Exchange Act, except to the extent that we specifically incorporate such information by reference into any of these filings. Any reports or other information referenced herein from our website is not deemed part of or incorporated by reference into this proxy statement.

86	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Annual Report and Form 10-K
The 2021 annual report to stockholders, which includes the 2021 Form 10-K, accompanies this proxy statement.
Without charge, stockholders may obtain a copy of our 2021 Form 10-K containing the audited consolidated financial statements of Assurant for the fiscal year ended December 31, 2021, as filed with the SEC, without the accompanying exhibits, by writing to Investor Relations, Assurant, Inc., 55 Broadway, Suite 2901, New York, NY 10006. A list of exhibits is included in the accompanying 2021 Form 10-K, and exhibits are available from Assurant upon payment to Assurant of the cost of furnishing them. Without charge, copies of our 2021 Form 10-K and accompanying exhibits are also available under the “Investor Relations” section of our website at http://ir.assurant.com.

87	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Additional Annual Meeting Information
Stockholder Participation in the Virtual Annual Meeting
We will follow a virtual meeting format for the Company’s 2022 Annual Meeting of Stockholders due to the COVID-19 pandemic. The virtual meeting format allows attendance from any location in the world. Stockholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. The business of the Annual Meeting will follow the order shown on the agenda on the Annual Meeting website.
Annual Meeting Admission
To be admitted to the virtual Annual Meeting at www.virtualshareholdermeeting.com/AIZ2022, you must enter the 16-digit control number that can be found on your proxy card, voting instruction or notice. Online access to the Annual Meeting will open at 7:45 a.m. Eastern Time to allow time for stockholders to become familiar with the virtual platform and address any technical difficulties to log in prior to the start of the Annual Meeting at 8:00 a.m. Eastern Time. Participants should ensure that they have a strong WiFi connection from wherever they intend to participate in the virtual Annual Meeting.

Because this is a meeting of stockholders, only stockholders as of the record date of March 14, 2022 are permitted to vote or ask questions during the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for examination 10 days prior to the Annual Meeting. To review the list of stockholders, please contact Investor Relations at Investor.Relations@assurant.com. The stockholder list will also be available during the Annual Meeting on the virtual meeting website.

Participating during the Annual Meeting
Once admitted into the virtual Annual Meeting, you will have the opportunity to submit questions in writing during the Annual Meeting. If you have a question, please submit the question in the field provided on the Annual Meeting website. The Chair or the Chief Executive Officer may answer the question directly or invite another representative of the Company to respond. Questions pertinent to meeting matters will be answered during the question and answer portion of the virtual Annual Meeting, as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. No recording of the Annual Meeting is allowed, including audio and video recording. For additional information regarding how to participate in the virtual Annual Meeting, please see the Rules of Procedures that will be posted to the virtual Annual Meeting website on the day of the Annual Meeting.

Voting during the Annual Meeting
While we strongly encourage you to vote your shares prior to the virtual Annual Meeting, stockholders may also vote during the Annual Meeting. If you have already voted your shares, your vote has been received by the Company’s inspector of elections and there is no need to vote again, unless you wish to revoke or change your vote.

Technical Difficulties
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, you should contact technical support at 844- 986-0822 (US) or 303-562-9302 (International).
Notice and Access

The SEC rules allow us to use a “Notice and Access” model to make our proxy statement and other Annual Meeting materials available to you. On or about March 22, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our common stockholders advising them that our proxy

88	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

statement, 2021 annual report to stockholders and voting instructions can be accessed via the Internet as of such date and will also provide a printed or emailed copy of our proxy materials to those stockholders who requested delivery by such methods. You may then access these materials and vote your shares via the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice. Using the Notice allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with convenient access to the proxy materials via the Internet.
We have adopted a procedure, approved by the SEC, called “householding” whereby stockholders of record who have the same address and last name and receive hard copies of the annual report and proxy statement will receive only one set of materials per household. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement, he or she may telephone toll-free 1-866-540-7095 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their bank or broker, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.
The solicitation of proxies for the Annual Meeting is being made by telephone, Internet and mail. Proxies may be solicited on behalf of the Company by its officers, directors or employees by telephone, in person or by other electronic means without additional compensation. We have retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, to assist with the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of expenses. We will bear the cost of the solicitation of proxies and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.
Any holder of record of common stock may revoke his or her proxy at any time before it is voted by delivering a signed proxy or other written notice of revocation, which is dated later than the initially voted proxy, to the Corporate Secretary of Assurant. Any holder of record of shares of common stock present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares of common stock represented by properly signed and returned proxies in the accompanying form or those submitted by Internet or telephone, unless revoked, will be voted in accordance with the instructions given thereon. A properly executed proxy without specific voting instructions will be voted as recommended by the Board: FOR each director nominee; and FOR Proposals Two and Three, each as described in this proxy statement.
Any stockholder whose shares are held through a broker, bank or other nominee (shares held in street name) will receive instructions from the broker, bank or other nominee that must be followed in order to have his or her shares voted.

Only holders of record of common stock at the close of business on March 14, 2022, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. As of the close of business on that date, 57,708,404 shares of our common stock were outstanding. Holders of common stock will each be entitled to one vote per share of common stock held on that date.
Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. Pursuant to Assurant’s by-laws and the Delaware General Corporation Law (the “DGCL”), the presence of the holders of shares representing a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum.

89	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

The NYSE permits brokers to exercise discretionary voting authority on “routine” matters if the broker has not received specific voting instructions. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 (Proposal Two) is the only matter to be voted on at the Annual Meeting as to which brokers will be permitted to vote uninstructed shares. Brokers who do not receive voting instructions from their clients with respect to the other proposals will not be able to exercise discretion to vote on those proposals and those shares will not be counted as voting for or against the matter or “entitled to vote” on the matter, and will, therefore, have no legal effect on the voting.
We urge stockholders to vote their shares by Internet, telephone or mail.
Other Matters
The Board knows of no matters to be brought before the Annual Meeting other than those listed in the attached Notice of 2022 Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

90	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposals
To be considered for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act for our 2023 annual meeting of stockholders, proposals of stockholders must be received by the Corporate Secretary in writing at Assurant, Inc., 55 Broadway, Suite 2901, New York, NY 10006, no later than November 22, 2022 and must comply with the procedures of Rule 14a-8 under the Exchange Act.
Stockholders intending to present business at our 2023 annual meeting of stockholders, but not intending to have the proposal included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements set forth in our by-laws. To bring business before our 2023 annual meeting, a stockholder must submit written notice complying with the by-laws to the Corporate Secretary of Assurant not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 12, 2023 and no later than February 11, 2023.
Our Board has adopted proxy access, which permits a stockholder or a group of up to 20 stockholders holding 3% or more of our outstanding shares of common stock continuously for at least three years to nominate a number of directors constituting the greater of two directors or 20% of the number of directors on our Board, as set forth in our by-laws. If you wish to propose a nomination pursuant to our proxy access by-law provision, you must deliver a notice to Assurant containing certain information set forth in our by-laws, no earlier than 150 calendar days and no later than 120 calendar days prior to the anniversary of the date that we distributed our proxy statement for the preceding year’s annual meeting. For our 2023 annual meeting of stockholders, we must receive this notice between October 23, 2022 and November 22, 2022. Stockholders should send their notices to the Corporate Secretary at Assurant, Inc., 55 Broadway, Suite 2901, New York, NY 10006.

91	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Appendix A: Reconciliation of Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance in this proxy statement. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.
Assurant uses net operating income, excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as an important measure of the Company’s operating performance. Net operating income equals net income from continuing operations, excluding net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the CARES Act tax benefit, loss on extinguishment of debt, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, net income (loss) attributable to non-controlling interests, as well as other highly variable or unusual items. It also excludes restructuring costs related to strategic exit activities as these are highly unusual, transformative actions associated with realigning resources to the Company's business strategies, outside of normal periodic restructuring and cost management activities. The Company believes this metric provides investors with an important measure of the performance of the Company’s ongoing business because the excluded items do not represent the ongoing operations of the Company and it also excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations.

1	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

(UNAUDITED)	Twelve Months Ended December 31,
(dollars in millions)	2021	2020
GAAP net income from continuing operations	$613.5	$520.4
Adjustments, pre-tax:
Net realized (gains) losses on investments	(128.4)	9.4
Reportable catastrophes	144.3	173.7
COVID-19 direct and incremental expenses	10.0	26.8
CARES Act tax benefit (after-tax)	—	(84.4)
Loss on extinguishment of debt	20.7	—
Other Adjustments:
Assurant Health runoff operations	(0.6)	(16.1)
Net charge related to Iké	—	5.9
Amortization of deferred gains on disposal of businesses	(0.3)	(2.1)
Acquisition integration expenses	17.6	22.1
Foreign exchange related losses	13.8	11.5
Current expected credit losses for businesses in runoff	(1.7)	3.3
Gain related to benefit plan activity	(16.2)	(15.6)
State tax for Assurant Employee Benefits sale (after-tax)	—	2.9
Net gain from deconsolidation of consolidated investment entities	—	(7.0)
Restructuring costs	13.1	—
Impact of Tax Cuts and Jobs Act at enactment (after-tax)	—	(1.3)
Change in fair value of derivative investment and other expenses related to merger and acquisition activities	5.8	14.3
Benefit for income taxes	(14.9)	(38.8)
Total adjustments, after-tax	63.2	104.6
Net income attributable to non-controlling interests	—	(0.9)
Preferred stock dividends	(4.7)	(18.7)
Net operating income, excluding reportable catastrophes	$672.0	$605.4

2	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Assurant uses net operating income, excluding reportable catastrophes (defined above), per diluted share as an important measure of the Company's stockholder value. Net operating income, excluding reportable catastrophes, per diluted share equals net operating income, excluding reportable catastrophes, plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding. The Company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the Company and it also excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations per diluted share, defined as net income from continuing operations plus any dilutive preferred stock dividends less net income from non-controlling interests divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	Twelve Months Ended December 31,
	2021	2020
GAAP net income from continuing operations per diluted share	$10.20	$8.22
Adjustments, pre-tax:
Net realized (gains) losses on investments	(2.14)	0.16
Reportable catastrophes	2.40	2.75
COVID-19 direct and incremental expenses	0.17	0.42
CARES Act tax benefit (after-tax)	—	(1.34)
Loss on extinguishment of debt	0.34	—
Other Adjustments:
Assurant Health runoff operations	(0.01)	(0.25)
Net charge related to Iké	—	0.09
Amortization of deferred gains on disposal of businesses	—	(0.03)
Acquisition integration expenses	0.29	0.35
Foreign exchange related losses	0.23	0.18
Current expected credit losses for businesses in runoff	(0.03)	0.05
Gain related to benefit plan activity	(0.27)	(0.25)
State tax for Assurant Employee Benefits sale (after-tax)	—	0.05
Net gain from deconsolidation of consolidated investment entities	—	(0.11)
Restructuring costs	0.22	—
Impact of Tax Cuts and Jobs Act at enactment (after-tax)	—	(0.02)
Change in fair value of derivative investment and other expenses related to merger and acquisition activities	0.10	0.23
Benefit for income taxes	(0.24)	(0.62)
Net operating income, excluding reportable catastrophes, per diluted share	$11.26	$9.88

A-3	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

VOTE BY INTERNET - www.proxyvote.com or scan QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ASSURANT, INC. 55 Broadway, Suite 2901 New York, NY 10006	During The Meeting- Go to www.virtualshareholdermeeting.com/AIZ2022

You may attend the meeting via the Internet and vote during the meeting. Have available the information that is printed in the box marked by the arrow and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A-4	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

The Board of Directors recommends you to vote FOR the following:
1.	Election of Directors:
The Board of Directors recommends you vote FOR proposals 2 and 3.
	Nominees	For	Against	Abstain			For	Against	Abstain

1a.	Elaine D. Rosen	☐	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for 2022.	☐	☐	☐

1b.	Paget L. Alves	☐	☐	☐

1c.	J. Braxton Carter	☐	☐	☐	3.	Advisory approval of the 2021 compensation of the Company’s named executive officers.	☐	☐	☐

1d.	Juan N. Cento	☐	☐	☐

1e.	Keith W. Demmings	☐	☐	☐		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

1f.	Harriet Edelman	☐	☐	☐

1g.	Lawrence V. Jackson	☐	☐	☐

1h.	Jean-Paul L. Montupet	☐	☐	☐

1i.	Debra J. Perry	☐	☐	☐

1j.	Ognjen (Ogi) Redzic	☐	☐	☐

1k.	Paul J. Reilly	☐	☐	☐

1l.	Robert W. Stein	☐	☐	☐			Yes	No
						Please indicate if you plan to attend this meeting.	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)						Signature (Joint Owners)			Date

A-5	Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2022 Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

E60628-P17817

ASSURANT, INC. Annual Meeting of Stockholders May 12, 2022 8:00 AM ET This proxy is solicited by the Board of Directors

The stockholders hereby appoint Jay Rosenblum and Mariana Wisk, and each of them acting individually, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ASSURANT, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Eastern Time on May 12, 2022, virtually at www.virtualshareholdermeeting.com/AIZ2022, and any such adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each director nominee, FOR Proposals Two and Three and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting.

Continued and to be signed on reverse side